UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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    PRIMERICA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 6, 2015

To our fellow stockholders:

It is our pleasure to invite you to attend the 2015 Annual Meeting of Stockholders of Primerica, Inc. to be held on Wednesday, May 20, 2015 at 10:00 a.m., local time, at the Primerica Theater located in Primerica’s home office, One Primerica Parkway in Duluth, Georgia 30099. The Annual Meeting will begin with a discussion of, and voting on, the matters described in the attached Notice of 2015 Annual Meeting of Stockholders and Proxy Statement, and will be followed by our report on Primerica’s financial performance and operations.

The Proxy Statement is critical to our corporate governance process. We use this document to discuss the proposals being submitted to a vote of stockholders at the Annual Meeting, solicit your vote on such proposals, provide you with information about our Board of Directors and certain executive officers, and inform you of the steps we are taking to fulfill our responsibilities to you as stockholders.

Your vote is important to us. Your broker cannot vote on certain of the proposals without your instruction. Please use your proxy card or voter instruction form to inform us, or your broker, as to how you would like us to vote your shares on the proposals set forth in the Proxy Statement if you do not plan to attend the Annual Meeting in person.

We look forward to seeing you at the Annual Meeting. For your convenience, directions to the Annual Meeting are provided on the back of this document.

If you cannot attend in person, you may listen to a live webcast of the Annual Meeting at our investor relations website, www.investors.primerica.com. On behalf of our management and directors, we want to thank you for your continued support of, and confidence in, our company.

Sincerely,

D. RICHARD WILLIAMS	GLENN J. WILLIAMS
Non-Executive Chairman of the Board	Chief Executive Officer

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

Date and Time	May 20, 2015, at 10:00 a.m., local time

Place	The Primerica Theater located in Primerica’s home office, One Primerica Parkway, Duluth, Georgia 30099

Items of Business	•	To elect the eleven directors nominated by our Board of Directors and named in the accompanying Proxy Statement (Proposal 1);

•	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2015 (Proposal 2); and

•	To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

Record Date	March 25, 2015. Only stockholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the Annual Meeting.

Proxy Voting	Please vote your shares at your earliest convenience. This will ensure the presence of a quorum at the Annual Meeting. Promptly voting your shares will save the expense and extra work of additional solicitation.

E-Proxy Process	We are taking advantage of the Securities and Exchange Commission rules allowing companies to furnish proxy materials to stockholders over the Internet. We believe that this “e-proxy” process expedites your receipt of proxy materials, while also lowering the costs and reducing the environmental impact of the Annual Meeting. We anticipate that a Notice of Internet Availability of Proxy Materials will first be mailed to our stockholders on or before April 6, 2015. This Notice will contain instructions on how to access the Proxy Statement and the 2014 Annual Report to Stockholders and how to vote over the Internet, how to request and return a proxy card by mail, and how to vote by telephone. Please refer to the Notice of Internet Availability of Proxy Materials, proxy materials e-mail or proxy card you received for information on how to vote your shares and to ensure that your shares will be represented and voted at the Annual Meeting even if you cannot attend in person.

Important Notice Regarding the Availability of Proxy Materials for the 2015 Annual Meeting of Stockholders to be Held on May 20, 2015. The Proxy Statement and the 2014 Annual Report to Stockholders are available free of charge at www.proxyvote.com.

By Order of Our Board of Directors,

STACEY K. GEER

Corporate Secretary

Duluth, Georgia

April 6, 2015

Primerica 2015 Proxy Statement	i

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider, and you should read the entire Proxy Statement carefully before voting.

We anticipate that a Notice of Internet Availability of Proxy Materials containing instructions on how to access this Proxy Statement and the 2014 Annual Report to Stockholders and how to vote over the Internet, how to request and return a proxy card by mail, and how to vote by telephone will first be mailed to our stockholders on or before April 6, 2015.

2015 Annual Meeting of Stockholders (including any adjournments or postponements there of, the “Annual Meeting”)

† Date and Time	May 20, 2015, at 10:00 a.m., local time

† Place	The Primerica Theater located in Primerica’s home office, One Primerica Parkway, Duluth, Georgia 30099

† Record Date	March 25, 2015 (the “record date”)

† Voting	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

† Admission	Attendance at the Annual Meeting will be limited to stockholders of Primerica as of the record date or their authorized representatives.

Voting Matters and Voting Recommendations

See “Matters to be Voted On” beginning on page 1 for more information.

Proposal	Board Vote Recommendation
1. Election of eleven directors	“FOR” each director nominee
2. Ratification of the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the year ending December 31, 2015 (“fiscal 2015”)	“FOR”

Executive Compensation Matters

See “Executive Compensation” beginning on page 30 for more information.

The Compensation Committee (the “Compensation Committee”) of our Board of Directors (the “Board” or the “Board of Directors”) structured our executive compensation program to pay for performance and, over the long term, to provide compensation to our executive officers that is market competitive. Further, it is structured so that a meaningful percentage of compensation is tied to the achievement of challenging levels of corporate and personal performance objectives. Each of our named executive officers (identified in “Executive Compensation — Compensation Discussion and Analysis (“CD&A”)) has a maximum permissible payout that is equal to a designated percentage of operating income before income taxes. For the year ended December 31, 2014 (“fiscal 2014”), cash incentives were based solely on corporate performance objectives and equity awards were based solely on individual performance. Accordingly, we view both cash and equity awards as performance-based elements of our executive compensation program, even though the equity awards that were granted have time-based vesting.

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PROXY SUMMARY

Incentive compensation for fiscal 2014 performance reflects strong financial and distribution results. The Compensation Committee was pleased with management’s achievements and our performance in fiscal 2014, particularly the following:

•	Total stockholder return was 27.6%.

•	Operating revenues and net operating income in fiscal 2014 each improved 9.5% compared with the year ended December 31, 2013 (“fiscal 2013”).

•	Net operating income return on adjusted stockholders equity improved to 15.3% for fiscal 2014 compared with 14.7% for fiscal 2013.

•	The size of our life-licensed sales force increased 2.9% to 98,358 at December 31, 2014 compared with 95,566 at December 31, 2013.

Based on our fiscal 2014 performance, the Compensation Committee approved a corporate performance payout for our executives equal to 108.1% of the target bonus amount. Based on the achievement of personal performance objectives, the Compensation Committee determined to pay each of our senior executives between 100% and 115% of the individual portion of his or her target bonus amount.

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MATTERS TO BE VOTED ON

Proposal 1:

Election of Eleven Directors

See “Board of Directors” beginning on page 10 for more information.

We ask that our stockholders elect the eleven director nominees named below to our Board of Directors. Each director will be elected by a plurality of the votes cast and, if elected, will be elected to serve a one-year term commencing at the Annual Meeting. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote. The following table provides summary information about each director nominee, all of whom currently serve on our Board.

Name	Age	Occupation	Independent	Date Joined Our Board
John A. Addison, Jr.	57	Non-Executive Chairman of Primerica Distribution	No	October 2009
Joel M. Babbit	61	Chief Executive Officer, Mother Nature Network	Yes	August 2011
P. George Benson	68	Former President, The College of Charleston	Yes	April 2010
Gary L. Crittenden	61	Managing Partner and Chairman, HGGC, LLC	Yes	July 2013
Cynthia N. Day	49	President and Chief Executive Officer, Citizens Bancshares Corporation	Yes	January 2014
Mark Mason	45	Chief Financial Officer, Institutional Clients Group, Citigroup Inc.	Yes	March 2010
Robert F. McCullough	72	Private Investor	Yes	March 2010
Beatriz R. Perez	45	Chief Sustainability Officer, The Coca-Cola Company	Yes	May 2014
D. Richard Williams	58	Non-Executive Chairman of the Board	No	October 2009
Glenn J. Williams	55	Chief Executive Officer	No	April 2015
Barbara A. Yastine	55	Chair, President and Chief Executive Officer, Ally Bank	Yes	December 2010

Each director nominee attended at least 75% of the aggregate of all meetings of our Board of Directors and each committee of which he or she was a member during fiscal 2014.

Effective April 1, 2015, our Board of Directors elected Mr. G. Williams to the Board of Directors and promoted him to Chief Executive Officer (“CEO”). The remaining ten directors have served at least since the 2014 Annual Meeting of Stockholders. Unless otherwise instructed, the members of the Proxy Committee (as defined in “Information About Voting and the Annual Meeting”) will vote the proxies held by them “FOR” the election to our Board of Directors of the nominees named above.

Our Board of Directors unanimously recommends a vote “FOR” the election to our Board of Directors of the nominees named above.

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MATTERS TO BE VOTED ON

Proposal 2:

Ratification of the Appointment of KPMG LLP as Our Independent Registered Public Accounting Firm

See “Audit Matters” beginning on page 62 for more information.

We ask that our stockholders ratify the selection of KPMG as our independent registered public accounting firm for fiscal 2015.

The Audit Committee of our Board (the “Audit Committee”) has authority to retain and terminate the Company’s independent registered public accounting firm. The Audit Committee has appointed KPMG as our independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for fiscal 2015 as well as the Company’s internal control over financial reporting. Although stockholder ratification of the appointment of KPMG is not required, our Board of Directors believes that submitting the appointment to our stockholders for ratification is a matter of good corporate governance. If our stockholders do not ratify the appointment of KPMG, then the Audit Committee will reconsider the appointment. We paid KPMG an aggregate of $2.7 million in fiscal 2014 and $2.8 million in fiscal 2013.

One or more representatives of KPMG are expected to be present at the Annual Meeting. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

To ratify the appointment of KPMG as our independent registered public accounting firm for fiscal 2015, the holders of at least a majority of the shares present in person or represented by valid proxy and entitled to vote at the Annual Meeting must vote “FOR” Proposal 2. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote. Unless otherwise instructed, the members of the Proxy Committee will vote the proxies held by them “FOR” the ratification of the appointment of KPMG.

Our Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm.

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GOVERNANCE

Our Board has adopted Corporate Governance Guidelines that are posted on the corporate governance page of our investor relations website at www.investors.primerica.com and are available in print free of charge to our stockholders upon request. The Corporate Governance Guidelines set forth the practices that our Board follows with respect to matters such as director responsibilities, compensation, and access to management. In addition, the Corporate Governance Guidelines address the use of outside advisors, management succession, mandatory director retirement and our Board’s annual self-assessment.

Board Structure

Our Board currently consists of eleven directors. The Company’s governance documents provide our Board with flexibility to select the appropriate leadership structure for the Company. Our Board does not have a policy as to whether the roles of Chairman of the Board and Chief Executive Officer should be separate or whether the Chairman of the Board should be a management or non-management director. The Corporate Governance Committee of our Board of Directors (the “Corporate Governance Committee”) may, from time to time, make recommendations to our Board regarding the leadership structure of our Board, including the position of Chairman of the Board.

Currently, the Company has a non-executive Chairman of the Board and a Lead Director. Our Board believes that this structure is the most appropriate leadership structure for the Company at this time and is in the best interests of our stockholders because it provides decisive and effective leadership and, when combined with the Company’s other governance policies and procedures, provides appropriate opportunities for oversight, discussion and evaluation of decisions and direction by our Board.

Mr. R. Williams has served as non-executive Chairman of the Board since April 2015. He previously served as Chairman of the Board and Co-Chief Executive Officer. Mr. G. Williams has served as Chief Executive Officer since April 2015. He previously served as President since 2005. Mr. Benson, one of our independent directors and Chairman of our Corporate Governance Committee, has served as the Lead Director of our Board since February 2014 and joined our Board in April 2010. As the primary interface between management and our Board, the Lead Director provides a valuable supplement to the non-executive Chairman and the Chief Executive Officer roles and serves as a key contact for the non-management directors, thereby enhancing our Board’s independence from management. The responsibilities of our Chairman of the Board and our Lead Director include:

Duties and Responsibilities of Chairman of the Board	Duties and Responsibilities of Lead Director

•    Preside over Board meetings and meetings of non-management directors

•    Call special meetings of our Board

•    Approve agendas for Board meetings

•    Review advance copies of Board meeting materials

•    Preside over stockholder meetings

•    Facilitate and participate in formal and informal communications with and among directors

•    Preside at all Board meetings at which theChairman of the Board is not present

•    Call meetings of independent directors and set the agenda for such meetings

•    Review Board meeting agendas, and provide input to the Chairman of the Board

•    Preside at all meetings of independent directors and at all executive sessions of independent directors

•    Communicate with management on behalf of the independent directors when appropriate

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GOVERNANCE

Duties and Responsibilities of Chairman of the Board	Duties and Responsibilities of Lead Director
• Review interested party communications directed to our Board and take appropriate action	• Liaison between the Chairman, the Chief Executive Officer and members of our Board on sensitive issues • Lead the annual Board self-assessment • Lead the CEO succession process

Our Board has adopted a number of corporate governance-related measures to provide what it views as an appropriate balance among the needs for dependable strategic leadership by the Chairman of the Board, the Chief Executive Officer and the Lead Director. For example, only one of our directors is a member of management and all of our Board’s key committees consist entirely of independent directors. All directors play an active role in overseeing the Company’s business both at our Board and committee levels. In addition, directors have full and free access to members of management, and our Board and each committee has authority to retain independent financial, legal or other advisors as they deem necessary without consulting, or obtaining the approval of, any member of management. Our Board holds separate executive sessions of its non-management directors and of its independent directors at least annually.

Director Independence

Independence Determinations

Mr. R. Williams, Chairman of the Board, and Mr. Addison, Chairman of Primerica Distribution, are not independent because they were employed by the Company within the past five years. Mr. G. Williams, Chief Executive Officer, is not independent because he is a member of management and an employee of the Company.

Our Board annually assesses the outside affiliations of each director to determine if any of these affiliations could cause a potential conflict of interest or could interfere with the independence of the director. Based on information furnished by all directors regarding their relationships with Primerica and its subsidiaries and research conducted by management and discussed with our Board with respect to outside affiliations, our Board has determined that none of the outside directors who served on our Board during fiscal 2014 has or had a material relationship with Primerica other than through his or her role as director, and, except as set forth above, each is independent because he or she satisfies:

•	The categorical standards set forth below;

•	The independence standards set forth in Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

•	The criteria for independence set forth in Section 303A.02(b) of the New York Stock Exchange (“NYSE”) Listed Company Manual.

A determination of independence under these standards does not mean that a director is disinterested under Section 144 of the Delaware General Corporation Law. Each director, relevant committee and our full Board may also consider whether any director is interested in any transaction brought before our Board or any of its committees for consideration.

Independence of Committee Members

Throughout fiscal 2014, the Audit, Compensation and Corporate Governance Committees have been fully independent in accordance with the NYSE Listed Company Manual and our Board’s director independence standards described above. In fiscal 2014, no member of these committees received any

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compensation from Primerica other than directors’ fees, and no member of the Audit Committee was or is an affiliated person of Primerica (other than by virtue of his or her directorship). Members of the Audit Committee meet the additional standards of audit committee members of publicly traded companies required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). Members of the Compensation Committee meet the additional standards applicable to outside directors under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and qualify as non-employee directors as defined in Rule 16b-3 under the Exchange Act.

Categorical Standards of Independence

The Company has established categorical standards of independence for our Board, which are described in the Corporate Governance Guidelines. To be considered independent for purposes of the director qualification standards, (i) the director must meet independence standards under the NYSE Listed Company Manual and (ii) our Board must affirmatively determine that the director otherwise has no material relationship with the Company, directly or as an officer, shareowner or partner of an organization that has a relationship with the Company.

To assist it in determining each director’s independence in accordance with the NYSE’s rules, our Board has established guidelines, which provide that a director will be deemed independent unless:

(a)	(1) the director is an employee, or an immediate family member of the director is an executive officer, of the Company or any of its affiliates, or (2) the director was an employee, or the director’s immediate family member was an executive officer, of the Company or any of its affiliates during the immediately preceding three years;

(b)	(1) the director presently receives during any consecutive 12-month period more than $120,000 in direct compensation from the Company or any of its affiliates, or an immediate family member of the director presently receives during any consecutive 12-month period more than $120,000 in direct compensation for services as an executive officer of the Company or any of its affiliates, excluding director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), or (2) the director or the director’s immediate family member had received such compensation during any consecutive 12-month period within the immediately preceding three years;

(c)	(1) the director is a current partner or employee of a firm that is the Company’s internal or independent auditor, (2) an immediate family member of the director is a current partner of such a firm, (3) an immediate family member of the director is a current employee of such a firm and personally works on the Company’s audit, or (4) the director or an immediate family member of the director was, within the last three years, a partner or employee of such a firm and personally worked on the Company’s audit within that time period;

(d)	(1) an executive officer of the Company serves on the board of directors of a company that, at the same time, employs the director, or an immediate family member of the director, as an executive officer, or (2) Primerica and the company of which the director or his or her immediate family member is an executive officer had such relationship within the immediately preceding three years;

(e)

(1) the director is a current executive officer or employee, or an immediate family member of the director is a current executive officer, of another company that makes payments to or receives payments from the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or two percent (2%) of such other company’s

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consolidated gross revenues, or (2) Primerica and the company of which the director is an executive officer or employee or his or her immediate family member is an executive officer had such relationship within the immediately preceding three years;

(f)	the director serves as an executive officer, director or trustee, or his or her immediate family member who shares the director’s household serves as an executive officer, director or trustee, of a charitable organization, and within the last three years, discretionary charitable contributions by the Company to such organization, in the aggregate in any one year, exceed the greater of $1 million or two percent (2%) of that organization’s total annual charitable receipts;

(g)	the director has any interest in an investment that the director jointly acquired in conjunction with the Company;

(h)	the director has, or his or her immediate family member has, a personal services contract with the Company; or

(i)	the director is affiliated with, or his or her immediate family member is affiliated with, a paid advisor or consultant to the Company.

Board Diversity

Diversity is very important to us. We strive to offer an inclusive business environment that offers and benefits from diversity of people, thought and experience. This also holds true for our Board. Although we have no formal written policy, pursuant to the Company’s Corporate Governance Guidelines our Board annually reviews the appropriate skills and characteristics of its members in light of the current composition of our Board, and diversity is one of the factors used in this review. In addition, in identifying a director candidate, the Corporate Governance Committee and our Board consider and discuss diversity, among the other factors discussed under “— Director Nomination Process,” with a view toward the role and needs of our Board as a whole. The Corporate Governance Committee and our Board generally view diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoint and perspective, professional experience, education, skill and other qualities or attributes that together contribute to the successful functioning of our Board.

Director Nomination Process

In discharging its responsibility for director nominations, the Corporate Governance Committee receives input from the Chairman of the Board, other directors and, if applicable, the Corporate Governance Committee’s independent professional search firm. It also considers and evaluates any candidates recommended by our stockholders, as described below.

Our Board has determined that its members should bring to the Company a broad range of experience, knowledge and judgment. A successful board candidate must be prepared to represent the interests of the Company and all its stockholders, not the interests of particular constituencies. The Corporate Governance Committee and our Board have not established specific minimum age, education, years of business experience or specific types of skills for potential candidates. The factors considered by the Corporate Governance Committee and our Board in their review of potential candidates include whether:

•	The candidate has exhibited behavior that indicates he or she is committed to the highest ethical standards;

•

The candidate has had business, governmental, non-profit or professional experience at the Chairman, Chief Executive Officer, Chief Operating Officer or equivalent policy-making and operational level of a large organization that indicates that the candidate will be able to make a meaningful and immediate contribution to our Board;

•	The candidate has special skills, expertise and background that would complement the attributes of the existing directors,

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taking into consideration the diverse communities and geographies in which the Company operates;

•	The candidate has financial expertise;

•

The candidate will effectively, consistently and appropriately take into account and balance the legitimate interests and concerns of all of our stockholders and our other stakeholders in reaching decisions, rather than advancing the interests of a particular constituency;

•	The candidate possesses a willingness to challenge management while working constructively as part of a team in an environment of collegiality and trust; and

•	The candidate will be able to devote sufficient time and energy to the performance of his or her duties as a director.

The Corporate Governance Committee carefully reviews all current directors and director candidates in light of these factors based on the context of the current and anticipated composition of our Board, the current and anticipated operating requirements of the Company and the long-term interests of our stockholders. In reviewing a candidate, the Corporate Governance Committee considers the integrity of the candidate and whether the candidate would be independent as defined in the Corporate Governance Guidelines and the NYSE Listed Company Manual. The Corporate Governance Committee expects a high level of involvement from our directors and, if applicable, reviews a candidate’s service on other boards to assess whether the candidate has sufficient time to devote to Board duties.

The Corporate Governance Committee decides whether to further evaluate each candidate, which would include a thorough reference check, interviews, and discussions about the candidate’s qualifications, availability and commitment. The Corporate Governance Committee reviews the results of all interviews and makes a recommendation to our Board with respect to the election of a potential candidate to our Board. Our Board expects that all candidates recommended to our Board will have received the approval of all members of the Corporate Governance Committee.

Any stockholder who wishes to have the Corporate Governance Committee consider a candidate for election to our Board is required to give written notice of his or her intention to make such a nomination. For a description of the procedures required to be followed for a stockholder to nominate a director, see Other “Stockholder Information — Procedures for Business Matters and Director Nominations for Consideration at the 2016 Annual Meeting of Stockholders — Notice Requirements for Nomination of Directors.” A proposed nomination that does not comply with these requirements will not be considered by the Corporate Governance Committee. There are no differences in the manner in which the Corporate Governance Committee considers or evaluates director candidates it identifies and director candidates who are recommended by our stockholders.

Board’s Role in Risk Oversight

Our Board is ultimately responsible for the establishment of our risk management framework, and responsibility for significant risk management policies resides with the Audit Committee under powers delegated by our Board. Our Board believes that having a former Co-Chief Executive Officer serve as non-executive Chairman of the Board provides our Board with a unique perspective on risk oversight. Our senior executives are responsible for collaborating with the Audit Committee to provide oversight with respect to the risk management process, as well as to prioritize and validate key risks. Management is responsible for implementing the Board-approved risk management strategy and developing policies, controls, processes and procedures to identify and manage risks. Management periodically reports to the Audit Committee on the effectiveness of its management of key business risks.

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GOVERNANCE

Each Board committee is responsible for monitoring and reporting on the material risks associated with its respective subject matter areas:

Board Committee	Risk Management Oversight
Audit Committee	Responsible for the oversight of our accounting and financial reporting processes, the integrity of our financial statements, and potential conflicts of interest
Compensation Committee	Responsible for the oversight of risks associated with our compensation practices
Corporate Governance Committee	Responsible for the oversight of our corporate governance risks, including director independence and succession planning

In terms of overseeing the broader company-wide risk management program, the Audit Committee is responsible for ensuring that all risk areas are being monitored by senior management and that all risk management matters are being reported to our Board or appropriate Board committee and are being addressed as needed. Additionally, our Board collectively reviews, and is responsible for, risks associated with our strategic plans.

In fiscal 2014, management’s Business Risk and Control Committee regularly monitored the major risks facing the Company and presented a risk profile and quarterly status updates to the Audit Committee. The Company’s General Counsel regularly briefs our Board, and our Chief Internal Auditor regularly briefs, and meets in Executive Session with, the Audit Committee. The Audit Committee uses the results of its discussions with the Company’s Chief Internal Auditor to monitor the audit schedule for the internal audit group.

Communicating with Our Board of Directors

Our stockholders and other interested persons may communicate with the Chairman of the Board, Audit Committee Chair or Lead Director by addressing such communications to them in care of the Company’s Corporate Secretary, at the Company’s principal executive office located at One Primerica Parkway, Duluth, Georgia 30099. Further, our stockholders and other interested persons may communicate with the Company’s non-management directors as a group by addressing such communications to them in care of the Company’s Corporate Secretary at the Company’s principal executive office address. Our stockholders and other interested persons may also communicate with our Board, the Audit Committee, the non-management directors and the Chairman of the Board by sending an e-mail message as follows:

•	with our Board, to boardofdirectors@primerica.com;

•	with the Audit Committee, to auditcommittee@primerica.com;

•	with the non-management directors, to nonemployeedirectors@primerica.com; or

•	with the Chairman of the Board, to chairman@primerica.com.

In accordance with a policy approved by the Audit Committee, the Company’s General Counsel (or, solely with respect to matters that are not reasonably likely to have legal implications for the Company, the Company’s Chief Compliance and Risk Officer) is required to:

•	report communications of concerns relating to accounting, finance, internal controls or auditing matters to the Audit Committee;

•	investigate communications of concerns relating to conduct of employees, including concerns related to internal policies;

•	report communications of concerns relating to non-compliant behavior, such as allegations of violations of the Company’s Code of Conduct or antitrust violations, to the Audit Committee; and

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•	determine whether to maintain or discard certain communications received.

If the correspondence is specifically marked as a private communication to our Board (or a specific member or members of our Board), then the Corporate Secretary will not open or read the correspondence, and will forward it to the addressee. These procedures may change from time to time, and you are encouraged to visit our investor relations website for the most current means of communicating with our directors.

Role of Compensation Consultant

The Compensation Committee retained Pearl Meyer & Partners (“Pearl Meyer”) as its independent consultant for fiscal 2014 and determined that the Company would not retain Pearl Meyer for any projects in fiscal 2015 without the prior consideration and consent of the Compensation Committee. Pearl Meyer’s responsibilities for fiscal 2014 included:

•	Reviewing drafts of meeting agendas, materials, and minutes, as requested;

•	Reviewing major management proposals;

•	Bringing any concerns or issues to the attention of the Compensation Committee Chair;

•	Evaluating the competitiveness of executive pay;

•	Evaluating the competitiveness of non-management director pay;

•	Preparing materials for the Compensation Committee in advance of meetings;

•	Attending Compensation Committee meetings;

•	Reviewing and commenting on compensation-related proxy disclosures;

•	Reviewing the Compensation Committee Charter;

•	Reviewing executive compensation tally sheets;

•	Being available for additional consultation to the Compensation Committee Chair; and

•	Undertaking special projects at the request of the Compensation Committee Chair, including advice with respect to Chief Executive Officer succession planning.

See “Executive Compensation — Compensation Discussion and Analysis (“CD&A”) — Fiscal 2014 Executive Compensation — The Compensation Setting Process — Compensation Consultant.”

Code of Conduct

The Company’s Code of Conduct applies to all employees, directors, and officers of the Company and its subsidiaries. The Code of Conduct is posted on the Corporate Governance page of our investor relations website at www.investors.primerica.com and is available in print free of charge to our stockholders who request a copy. The Company also has made available an Ethics Hotline, which permits employees to anonymously report a violation of the Code of Conduct. Any changes to the Code of Conduct will be posted on the Company’s investor relations website.

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BOARD OF DIRECTORS

Board Members

The following information about each member of our Board of Directors includes their business experience, director positions held currently or at any time during the last five years, and the experiences, qualifications attributes or skills that caused the Corporate Governance Committee and our Board of Directors to determine that each individual should be nominated to serve as one of our directors.

JOHN A. ADDISON, JR.

Board Committees: None	Public Directorships: None
Chairman of Primerica Distribution Age: 57 Director Since October 2009

Mr. Addison has served as the non-executive Chairman of Primerica Distribution since April 2015 and as Chairman of Primerica Distribution from March 2010 through March 2015, served as the Company’s Co-Chief Executive Officer from 1999 through March 2015 and served our Company in various capacities since 1982 when he joined us as a business systems analyst. He has served in numerous officer roles with Primerica Life Insurance Company (“Primerica Life”), a life insurance underwriter, and Primerica Financial Services, Inc. (“PFS”), a general agent, both of which are subsidiaries of Primerica. He served as Vice President and Senior Vice President of Primerica Life. He also served as Executive Vice President and Group Executive Vice President of Marketing. In 1995, he became President of the Primerica operating unit of Citigroup Inc. (“Citigroup”) and was promoted to Co-Chief Executive Officer in 1999. Mr. Addison received his B.A. in Economics from the University of Georgia and his M.B.A. from Georgia State University.

Mr. Addison brings to our Board his 15 years of experience as our Co-Chief Executive Officer and over 30 years of understanding our Company and our business, along with general management and marketing expertise.

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BOARD OF DIRECTORS

JOEL M. BABBIT

Board Committees: Corporate Governance	Public Directorships: None
Co-Founder and Chief Executive Officer of Mother Nature Network Age: 61 Director Since August 2011

Mr. Babbit is the Co-Founder and Chief Executive Officer of Mother Nature Network, one of the leading resources for environmental news and information. Prior to launching Mother Nature Network in 2009, Mr. Babbit spent more than 20 years in the advertising and public relations industry, creating two of the largest advertising agencies in the Southeastern US — Babbit and Reiman (acquired by London-based GGT) and 360 (acquired by WPP Group’s Grey Global Group). Following the acquisition of 360 by Grey Global Group in 2002, Mr. Babbit served as President and Chief Creative Officer of the resulting entity, Grey Atlanta, until 2009. He also previously served as President of WPP Group’s GCI, a public relations firm, and as Executive Vice President and General Manager for the New York office of advertising agency Chiat/Day Inc. Advertising. Following his hometown of Atlanta being awarded the 1996 Summer Olympics, and at the request of Mayor Maynard Jackson, Mr. Babbit took a leave of absence from the private sector to serve as Chief Marketing and Communications Officer for the City and as a member of the Mayor’s cabinet. He received an A.B.J. degree from the University of Georgia.

Mr. Babbit brings to our Board over 20 years of experience in marketing and advertising, his management experience and his expertise in social media.

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BOARD OF DIRECTORS

P. GEORGE BENSON

Lead Director Board Committees: Corporate Governance (Chair) Audit	Public Directorships: AGCO Corporation Crawford & Company Former Public Directorships: Nutrition 21, Inc.
Former President of the College of Charleston Age: 68 Director Since April 2010

Since July 2014, Mr. Benson has been Professor of Decision Sciences at the College of Charleston. Mr. Benson served as the President of the College of Charleston from February 2007 through June 2014. From June 1998 until January 2007, he was Dean of the Terry College of Business at the University of Georgia. From July 1993 to June 1998, Mr. Benson served as Dean of the Rutgers Business School at Rutgers University and, prior to that, Mr. Benson was on the faculty of the Carlson School of Management at the University of Minnesota. Mr. Benson currently serves as Chairman of the Board of Directors for the Foundation for the Malcolm Baldrige National Quality Award, was Chairman of the Board of Overseers for the Baldrige Award Program from 2004 to 2007 and was a national judge for the Baldrige Award from 1997 to 2000. Mr. Benson received a B.S. degree in Mathematics from Bucknell University, completed graduate work in operations research in the Engineering School of New York University and earned a Ph.D. in business from the University of Florida.

Mr. Benson brings to our Board significant expertise in academics, senior management, corporate governance, strategic planning, and risk and asset management. In particular, our Board considered his experience managing the College of Charleston’s staff of more than 2,000, budget of more than $250 million and endowment of more than $80 million, as well as his service on the boards of directors of other public companies and as a member of their audit committees.

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BOARD OF DIRECTORS

GARY L. CRITTENDEN

Board Committees: Audit	Former Public Directorships: Staples Inc. Ryerson Inc. TJX Companies
Managing Partner of HGGC, LLC Age: 61 Director Since July 2013

Mr. Crittenden has been a Managing Partner of HGGC, LLC, a California-based middle market private equity firm, since July 2009, the Chairman of HGGC since August 2013 and the Chief Executive Officer of HGGC from April 2012 to August 2013. He is also a member of HGGC’s Executive, Policy and Investment Committees. Further, he serves as Chairman of the Board of three HGGC portfolio companies, iQor, Citadel and Policy Services Company. From March 2009 to July 2009, Mr. Crittenden was Chairman of Citi Holdings, an operating segment of Citigroup that comprises financial services company Citi Brokerage and Asset Management, Global Consumer Finance and Special Assets Portfolios, and from March 2007 to March 2009 he served as Chief Financial Officer of Citigroup. He served as the Chief Financial Officer of the American Express Company from 2000 to 2007. Prior to American Express, he was the Chief Financial Officer of Monsanto, Sears Roebuck and Company, Melville Corporation and Filene’s Basement. On three separate occasions, the readers of Institutional Investor Magazine named Mr. Crittenden one of the “Best CFOs in America.” Mr. Crittenden spent the first twelve years of his career at Bain & Company, an international management consulting firm, where he became a partner. He received a B.S. Degree from Brigham Young University and an M.B.A. from Harvard Business School.

Mr. Crittenden brings to our Board expertise in general management, finance and accounting, strategic planning, risk and asset management, investment banking and capital markets, as well as experience serving on the boards of directors of several large public companies.

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BOARD OF DIRECTORS

CYNTHIA N. DAY

Board Committees: Audit Corporate Governance	Public Directorships: Aaron’s, Inc. Citizens Bancshares Corporation
President and Chief Executive Officer of Citizens Bancshares Corporation and Citizens Trust Bank Age: 49 Director Since January 2014

Ms. Day has been the President and Chief Executive Officer of Citizens Bancshares Corporation and Citizens Trust Bank since February 2012. She served as Chief Operating Officer and Senior Executive Vice President of Citizens Trust Bank from February 2003 to January 2012 and served as its acting President and Chief Executive Officer from January 2012 to February 2012. She previously served as the Executive Vice President and Chief Operating Officer and in other capacities of Citizens Federal Savings Bank of Birmingham from 1993 until its acquisition by Citizens Trust Bank in 2003. Before joining Citizens Trust Bank, she served as an audit manager for KPMG. Ms. Day also serves as a member of the Board of Directors of the National Banker’s Association, and the Atlanta Business League. She is a member of the Georgia Society of CPAs, and a member of the Rotary Club of Atlanta. Ms. Day received a B.S. degree from the University of Alabama.

Ms. Day brings to our Board experience as the chief executive officer of a publicly held company as well as expertise in general management, mergers and acquisitions (“M&A”), government and regulatory affairs, finance and accounting, strategic planning, risk and asset management and corporate governance. She also has experience serving on the boards of directors of several public companies. In addition, the customer base served by Citizens Bancshares is very similar to that served by the Company, giving her a great understanding of their buying habits, the products they purchase and effective marketing and communication methods.

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MARK MASON

Board Committees: None	Public Directorships: None
Chief Financial Officer of the Institutional Clients Group of Citigroup Age: 45 Director Since March 2010

Mr. Mason has been the Chief Financial Officer of the Institutional Clients Group of Citigroup since September 2014. He previously served as Chief Executive Officer of Citi Private Bank, a division of Citigroup’s Institutional Clients Group, from May 2013 to September 2014; as Chief Executive Officer of Citi Holdings, an operating segment of Citigroup that comprises financial services company Citi Brokerage and Asset Management, Global Consumer Finance and Special Assets Portfolios, from January 2012 to May 2013; and as Chief Operating Officer of Citi Holdings from January 2009 to December 2011. Mr. Mason joined Citigroup in 2001 and has also served as the Chief Financial Officer and Head of Strategy and M&A for Citigroup’s Global Wealth Management Division, Chief of Staff to Citigroup’s Chairman and Chief Executive Officer, Chief Financial Officer and Chief Operating Officer for Citigroup Real Estate Investments and Vice President of Corporate Development at Citigroup. Prior to joining Citigroup, Mr. Mason held various positions at Lucent Technologies, Marakon Associates, a strategy consulting firm, and Goldman, Sachs & Co. He received a Bachelor of Business and Administration in Finance from Howard University and an M.B.A. from Harvard Business School.

Mr. Mason brings to our Board expertise in general management, finance, strategic planning, M&A, and investment banking and capital markets.

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BOARD OF DIRECTORS

ROBERT F. MCCULLOUGH

	Board Committees: Audit (Chair) Compensation	Public Directorships: Acuity Brands Former Public Directorships: Schweitzer-Mauduit International, Inc. Comverge, Inc. Mirant Corporation
Private Investor Age: 72 Director Since March 2010

Mr. McCullough has been a private investor since January 2007. He previously was Senior Partner of the investment fund manager Invesco Ltd. (formerly AMVESCAP PLC) from June 2004 to December 2006. Prior thereto, he was Chief Financial Officer of AMVESCAP PLC from April 1996 to May 2004. Mr. McCullough joined the New York audit staff of Arthur Andersen LLP in 1964, served as Partner from 1972 until 1996, and served as Managing Partner in Atlanta from 1987 until 1996. He received his B.B.A. in Accounting from the University of Texas at Austin.

Mr. McCullough brings to our Board expertise in senior management, finance and accounting, corporate governance, and M&A. In particular, our Board considered his broad perspective in accounting, financial controls and financial reporting matters and his extensive audit experience based on his lengthy career in public accounting and his experience serving as the chairman of the audit committees and governance committees of several public companies.

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BOARD OF DIRECTORS

BEATRIZ R. PEREZ

Board Committees: Compensation	Former Public Directorships: HSBC Finance Corporation
Chief Sustainability Officer for the North America Division of Coca-Cola Age: 45 Director Since May 2014

Ms. Perez has been employed by The Coca-Cola Company (“Coca-Cola”) since 1994. She has been Chief Sustainability Officer for the North America Division of Coca-Cola since July 2011. Prior to her current position, Ms. Perez held the positions of Chief Marketing Officer from April 2010 to July 2011; Senior Vice President, Integrated Marketing for the North America Division of Coca Cola from May 2007 to April 2010; and Vice President, Media, Sports and Entertainment Marketing from 2005 to May 2007. From 1996 to 2005, she held the positions of Associate Brand Manager, Classic Coke; Sports Marketing and NASCAR Manager; Vice President of Sports; and Vice President of the Victory Junction Group board. Ms. Perez is also the Chair Emeritus of the Grammy Foundation. Ms. Perez received a B.S. degree from the University of Maryland.

Ms. Perez brings to our Board expertise in corporate governance and experience sitting on the Board of Directors of HSBC and its related entities. In particular, our Board considered her significant current and past experience serving in several senior management positions at Coca-Cola.

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BOARD OF DIRECTORS

D. RICHARD WILLIAMS

Board Committees: None	Public Directorships: None
Chairman of the Board Age: 58 Director Since October 2009

Mr. Williams has served as non-executive Chairman of since April 2015 and as Chairman from October 2009 through March 2015. He served as the Company’s Co-Chief Executive Officer from 1999 through March 2015 and has served our Company since 1989 in various capacities, including as the Chief Financial Officer and Chief Operating Officer of the Primerica operating unit of Citigroup. Mr. Williams serves on the Board of Directors of the Anti-Defamation League Southeast Region, the Atlanta Area Council of the Boy Scouts of America and the Carter Center Board of Councilors. Mr. Williams received both his B.S. degree and his M.B.A. from the Wharton School of the University of Pennsylvania.

Mr. Williams led our company as Co-Chief Executive Officer for 15 years and brings to our Board more than 20 years of knowledge of the Company’s business, finances and operations along with expertise in senior management, finance, M&A, strategic planning, and risk and asset management.

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BOARD OF DIRECTORS

GLENN J. WILLIAMS

	Board Committees: None	Public Directorships: None
Chief Executive Officer Age: 55 Director Since April 2015

Mr. Williams has served as our Chief Executive Officer since April 2015. He served as the Company’s President from 2005 through March 2015. Previously, he served as Executive Vice President of Field and Product Marketing for international operations from 2000 to 2005; as President and Chief Executive Officer of Primerica Canada from 1996 to 2000; and in roles of increasing responsibility as part of Primerica’s international expansion team in Canada from 1985 to 2000. He began his career with Primerica in 1981 as a member of the Company’s sales force and joined the Home Office team in 1983. Mr. Williams received his B.S. degree in Education from Baptist University of America.

Mr. Williams brings to our Board more than 30 years of experience with the Company, including time in the field as a sales representative, as well as expertise in general management, sales and marketing.

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BOARD OF DIRECTORS

BARBARA A. YASTINE

Board Committees: Compensation (Chair)	Public Directorships: None
Chair, President and Chief Executive Officer of Ally Bank Age: 55 Director Since December 2010

Ms. Yastine has been the Chair, President and Chief Executive Officer of Ally Bank since March 2012. With $105 billion in assets and $58 billion in deposits, Ally Bank is the dominant operating subsidiary of Ally Financial, Inc., the leading U.S. independent auto finance company. She previously served as Chief Administrative Officer of Ally Financial from May 2010 to March 2012, overseeing the risk, compliance, legal and technology areas. Prior to joining Ally Financial, she served as a Principal of Southgate Alternative Investments, a start-up diversified alternative asset manager, beginning in June 2007. From August 2004 through June 2007, Ms. Yastine was self-employed as an independent consultant. Before that, she was Chief Financial Officer for investment bank Credit Suisse First Boston from October 2002 to August 2004. From 1987 through 2002, Ms. Yastine worked at Citigroup and its predecessor companies. She received a B.A. in Journalism and an M.B.A. from New York University.

Ms. Yastine brings to our Board expertise in general management, risk and asset management, finance and strategic planning. In particular, our Board considered her significant current and past experience serving in senior management positions in the investment banking and capital markets industries.

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Director Qualifications

Set forth below is a chart that highlights the skills, qualifications and characteristics of the members of our Board.

	Leadership				Financial		Diversity Factors
	CEO Experience	CFO Experience	Regulated Industry	Sales & Marketing	Financial Literacy	Eligible for Audit Committee Financial Expert	Gender	Ethnicity
John A. Addison, Jr.	✓		✓	✓	✓
Joel M. Babbit	✓			✓
P. George Benson	✓			✓	✓
Gary L. Crittenden		✓	✓		✓	✓
Cynthia N. Day	✓		✓		✓	✓	✓	✓
Mark Mason		✓	✓		✓			✓
Robert F. McCullough		✓	✓		✓	✓
Beatriz R. Perez			✓	✓			✓	✓
Glenn J. Williams	✓		✓	✓	✓
D. Richard Williams	✓	✓	✓		✓
Barbara A. Yastine	✓	✓	✓		✓	✓	✓

Board Meetings

During fiscal 2014, our Board held eight meetings. Each director attended at least 75%, collectively, of the meetings of our Board and its committees on which he or she served during fiscal 2014. In addition, each director attended the 2014 Annual Meeting of Stockholders.

Board Committees

Our Board has three standing committees that assist it in carrying out its duties — the Audit Committee, the Compensation Committee and the Corporate Governance Committee. The charter of each committee is available on our investor relations website at www.investors.primerica.com and may be obtained, without charge, by contacting the Corporate Secretary, Primerica, Inc., One Primerica Parkway Duluth, Georgia 30099. The following chart shows the membership of each of our Board’s standing committees as of December 31, 2014.

Name	Audit	Compensation	Corporate Governance
John A. Addison, Jr.
Joel M. Babbit (I)			✓
P. George Benson (LD, I)	✓		Chair
Gary L. Crittenden (I)(F)	✓
Cynthia N. Day (I)(F)	✓		✓
Mark Mason (I)
Robert F. McCullough (I)(F)	Chair	✓
Beatriz R. Perez (I)		✓
D. Richard Williams (*)
Barbara A. Yastine (I)		Chair
Number of meetings in fiscal 2014	11	10	5

*- Chairman of the Board

LD — Lead Director

I — Independent Director

F — Audit Committee Financial Expert

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BOARD OF DIRECTORS

The key responsibilities of each of our Board standing committees are described below:

Committee	Key Responsibilities
Audit Committee

•    Retains and terminates the Company’s independent registered public accounting firm and approves its services and fees

•    Assists our Board in fulfilling its responsibility to our stockholders relating to the financial reporting process and systems of internal control

•    Determines whether the Company’s financial systems and reporting practices were established in accordance with applicable requirements

•    Oversees the Company’s internal audit and risk functions

See “Audit Matters — Audit Committee Report.”

Compensation Committee

•    Oversees the Company’s overall human resources compensation program, including executive compensation, incentive plans, benefit plans and equity plans

•    Approves and oversees the administration of the Company’s material benefit plans, policies and programs, including all of the Company’s equity plans and incentive plans

•    Reviews and approves principal elements of total compensation for certain of the Company’s executive officers and approves employment agreements, as applicable

•    Reviews and recommends the compensation of non-management directors to the full Board

•    Reviews and recommends directors’ and officers’ indemnification and insurance matters

•    Discusses, evaluates and reviews the Company’s policies and practices of compensating its employees, including non-executive officers, as they relate to risk management practices and risk-taking incentives

Corporate Governance Committee

•    Shapes corporate governance policies and practices, including recommending to our Board the Corporate Governance Guidelines applicable to the Company and monitoring the Company’s compliance with such policies, practices and guidelines

•    Identifies individuals qualified to become Board members and recommends to our Board the director nominees to be considered for election at the next annual meeting of stockholders

•    Leads our Board and all committees in their annual self-assessments of their performance

•    Oversees executive succession planning and talent development, our political action committee, and our government relations strategy

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Director Compensation

The Compensation Committee is responsible for reviewing and considering any revisions to director compensation. Our Board reviews the Compensation Committee’s recommendations and determines the amount of director compensation annually. Executive officers have no role in determining or recommending director compensation. Our Board has determined that compensation for non-management directors should be a mix of cash and equity-based compensation. Directors who are employees of Primerica do not receive any fees or additional compensation for their service on our Board. The interests of our non-management directors are aligned with the interests of our stockholders by linking a portion of their compensation to stock performance.

Annual Retainer

In fiscal 2014, non-management directors received an annual retainer of $150,000, which was paid 50% in cash and 50% in restricted stock units that vest in four quarterly installments. Delivery of the shares underlying the restricted stock units are deferred until such date as the director no longer serves as a member of our Board.

In addition, the following cash payments were approved for fiscal 2014:

•	Lead Director — $25,000

•	Audit Committee Chair — $25,000

•	Compensation Committee Chair — $15,000

•	Corporate Governance Committee Chair — $15,000

•	Independent directors — an annual fee of $10,000 for service on any committee for which they do not serve as Chair

Further, our Board approved additional cash payments to certain directors for their extensive work on CEO succession planning throughout 2014. The Chairs of the Compensation Committee and the Corporate Governance Committee each received an additional $25,000, and the members of the Compensation Committee and Mr. Mason each received an additional $5,000.

We pay the cash portion of the annual retainer and fees for Lead Director and committee service in quarterly installments, and we do not pay meeting fees.

Travel Expenses

The Company reimburses all directors for travel and other related expenses in connection with attending Board and committee meetings and Board-related activities.

Director Compensation Table

The following table shows fiscal 2014 compensation for our non-management directors.

Name	Annual Fees(1)		Equity Awards(2)		All Other Compensation(3)	Total
Joel M. Babbit	$85,000		$74,960		$1,785	$161,745
P. George Benson	$121,969		$74,960	(4)	$26,623	$223,552
Gary L. Crittenden	$85,000	(5)	$74,960	(4)	$807	$160,767
Cynthia N. Day (6)	$83,866		$149,929	(4)(7)	$1,177	$234,972
Mark Mason	$75,000		$74,960		$6,511	$156,471
Robert F. McCullough	$110,000		$74,960	(4)	$6,623	$191,583
Beatriz R. Perez (8)	$52,048		$74,960		$5,364	$132,372
Barbara A. Yastine	$92,079	(5)	$74,960	(4)	$26,861	$193,900

(1)	Includes the cash portion of the annual retainer as well as fees for Lead Director and committee service.

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BOARD OF DIRECTORS

(2)	Each non-management director was granted 1,732 restricted stock units, representing the number of whole shares of our common stock (or, at the director’s election, deferred stock units) equal to $75,000 divided by $43.28 (the closing market price per share of our common stock on the NYSE on the trading day immediately preceding the grant date of May 21, 2014). In addition, upon her election, Ms. Day was granted 1,695 restricted stock units, representing the number of whole shares of our common stock equal to $75,000 divided by $44.23 (the closing market price per share of our common stock on the NYSE on the trading day immediately preceding the grant date of January 24, 2014).
(3)	Represents dividends paid on unvested equity awards and the additional fees that were paid to certain directors for their work on CEO succession planning.
(4)	Messrs. Benson, Crittenden and McCullough, Ms. Day and Ms. Yastine elected to receive their equity compensation in the form of deferred stock units under the Nonemployee Directors’ Deferred Compensation Plan. See “— Deferred Compensation.”
(5)	Mr. Crittenden and Ms. Yastine elected to receive their cash compensation in the form of deferred stock units under the Nonemployee Directors’ Deferred Compensation Plan. See “— Deferred Compensation.”
(6)	Ms. Day was elected as a director on January 24, 2014.
(7)	Represents equity grants awarded when Ms. Day joined the Board in January 2014 and the annual equity award in May 2014.
(8)	Ms. Perez was elected as a director on May 21, 2014.

Outstanding Equity Awards at Fiscal Year-End Table

All directors own shares of our common stock. At December 31, 2014, our non-management directors held unvested equity awards as follows:

Name	Grant Date	Number of Equity Awards That Have Not Vested (#) (1)	Market Value of Equity Awards That Have Not Vested ($) (2)
Joel M. Babbit	05/16/12	1,044	$56,647
	05/21/14	866	$46,989

		1,910	$103,637
P. George Benson	05/16/12	1,044	$56,647
	05/21/14	866	$46,989

		1,910	$103,637
Gary L. Crittenden	05/21/14	866	$46,989

		866	$46,989
Cynthia N. Day	01/24/14	1,695	$91,971
	05/21/14	866	$46,989

		2,561	$138,960
Mark Mason	05/16/12	1,044	$56,647
	05/21/14	866	$46,989

		1,910	$103,637
Robert F. McCullough	05/16/12	1,044	$56,647
	05/21/14	866	$46,989

		1,910	$103,637
Beatriz R. Perez	05/21/14	866	$46,989

		866	$46,989
Barbara A. Yastine	05/16/12	1,044	$56,647
	05/21/14	866	$46,989

		1,910	$103,637

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(1)	All restricted shares and deferred stock units granted in 2012 vest in equal installments on the first, second and third anniversary of the grant date. All restricted stock units and deferred stock units granted in 2014 vest in equal installments on the three month, six month, nine month and twelve month anniversary of the grant date. All restricted stock units and deferred stock units granted in 2013 vested in full on May 21, 2014 and are not included in this table.
(2)	Represents the number of unvested restricted shares, unvested restricted stock units and unvested deferred stock units owned at December 31, 2014, multiplied by $54.26, the closing market price per share of our common stock on the NYSE on that date.

Deferred Compensation

Our Board adopted the Primerica, Inc. Nonemployee Directors’ Deferred Compensation Plan in November 2010, under which non-management directors may elect to defer all or a portion of their directors’ fees. At the director’s option, we convert all or a portion of his or her cash fees otherwise payable during a calendar quarter to deferred stock units equal in number to the maximum number of shares of our common stock, or fraction thereof (to the nearest one hundredth (1/100) of one share), which could be purchased with the dollar amount of such fees at the closing market price of our common stock on the last trading day of the calendar quarter. These deferred stock units will be fully vested on such date.

At the director’s option, we credit his or her deferral account with deferred stock units equal in number to the number of equity awards to which the director was otherwise entitled. Any deferred stock units that are issued upon deferral of equity awards are subject to the same vesting provisions as the equity awards themselves. We also credit the deferral account with deferred stock units equal in number to the maximum number of shares of our common stock, or fraction thereof (to the nearest one hundredth (1/100) of one share), which could have been purchased with the cash dividend, if any, which would have been payable had the participant received restricted stock awards to which he or she was otherwise entitled. The deferred stock units credited in lieu of the payment of dividends on equity awards are fully vested on the dividend payment date.

We pay all deferred compensation in the form of common stock, at the director’s election, within 60 days of termination of Board service or, in the case of an installment election, within 60 days of termination of Board service and up to five anniversaries of such date.

During fiscal 2014, Messrs. Benson, Crittenden and McCullough, Ms. Day and Ms. Yastine participated in the Nonemployee Directors’ Deferred Compensation Plan.

Director Stock Ownership Guidelines

Our non-management directors are required to own shares valued at three times their annual cash retainer. In determining compliance with these guidelines, stock ownership includes shares beneficially owned by the director (or by immediate family members) and unvested restricted shares, restricted stock units and deferred stock units. The participants have five years from the date of their initial election to our Board to achieve the targeted level of stock ownership.

Director Legal Matters

Mr. Crittenden served as the Chief Financial Officer of Citigroup. from March 2007 to March 2009. In July 2010, Mr. Crittenden entered into an order with the SEC in which the Securities and Exchange Commission (the ”SEC”) found that he should have known that certain statements made by Citigroup, while he was the Chief Financial Officer of Citigroup, were materially misleading and he paid a civil monetary penalty of $100,000. Mr. Crittenden did not admit any wrongdoing in connection with the matter or disgorge any amount to Citigroup, and he did not face a ban from any future activities. In considering Mr. Crittenden’s nomination to our Board, our Corporate Governance Committee reviewed the SEC Order and related matters and concluded that they do not raise any concerns about his qualification to serve on our Board.

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STOCK OWNERSHIP

Ownership of Our Common Stock

Directors and Executive Officers

The following table furnishes information regarding beneficial ownership of our common stock by each director, each named executive officer and our directors and executive officers as a group, all as of March 1, 2015. Unless otherwise noted, voting power and investment power in the common stock are exercisable solely by the named person. As of March 1, 2015, there were 52,052,142 shares of our common stock outstanding. The address for each of our directors (other than Mr. Mason) and executive officers is c/o Primerica, Inc., One Primerica Parkway, Duluth, Georgia 30099.

Name of Beneficial Owner	Aggregate Number of Shares Beneficially Owned	Percent of Outstanding Shares	Additional Information
John A. Addison, Jr.	184,938	*	Includes 8,794 unvested restricted shares over which the holder has voting power. Also includes 36,758 unvested restricted stock units and 33,281 stock options that vest within 60 days.
Joel M. Babbit	4,875	*	Includes 1,044 unvested restricted shares over which the holder has voting power. Excludes 433 restricted stock units that do not vest within 60 days.
P. George Benson	11,099	*	Includes 8,605 deferred stock units issued in connection with the non-employee director deferred compensation plan that have vested or will vest within 60 days. Excludes 1,477 deferred stock units that do not vest within 60 days.
Gary L. Crittenden	5,841	*	Includes 3,994 deferred stock units issued in connection with the non-employee director deferred compensation plan that have vested or will vest within 60 days. Excludes 433 deferred stock units that do not vest within 60 days.
Cynthia N. Day	3,019	*	Represents deferred stock units issued in connection with the non-employee director deferred compensation plan that have vested or will vest within 60 days. Excludes 433 deferred stock units that do not vest within 60 days.
Mark Mason	6,600	*	The address for Mr. Mason is c/o Citigroup Inc., 399 Park Avenue, New York, New York 10022. Includes 1,044 unvested restricted shares over which the holder has voting power. Excludes 433 shares of restricted stock that do not vest within 60 days.

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Name of Beneficial Owner	Aggregate Number of Shares Beneficially Owned	Percent of Outstanding Shares	Additional Information
Robert F. McCullough	13,607	*	Includes 8,605 deferred stock units issued in connection with the non-employee director deferred compensation plan that have vested or will vest within 60 days. Excludes 1,477 deferred stock units that do not vest within 60 days.
Beatriz R. Perez	1,299	*	Excludes 433 restricted stock units that do not vest within 60 days.
Barbara A. Yastine	14,359	*	Includes 1,044 unvested restricted shares over which the holder has voting power and 5,873 deferred stock units issued in connection with the non-employee director deferred compensation plan that have vested or will vest within 60 days. Excludes 433 deferred stock units that do not vest within 60 days.
D. Richard Williams	229,630	*	Includes 8,794 unvested restricted shares over which the holder has voting power. Also includes 36,758 unvested restricted stock units and 33,281 stock options that vest within 60 days.
Glenn J. Williams	85,506	*	Includes 3,268 unvested restricted shares over which the holder has voting power and 17,774 stock options that have vested or will vest within 60 days. Excludes 17,642 restricted stock units and 40,188 stock options that do not vest within 60 days.
Peter W. Schneider	34,739	*	Includes 3,268 unvested restricted shares over which the holder has voting power and 13,716 stock options that have vested or will vest within 60 days. Excludes 17,497 restricted stock units and 22,399 stock options that do not vest within 60 days.
Gregory C. Pitts	25,708	*	Includes 19,561 shares as to which the owner has shared voting and investment power, 2,799 unvested restricted shares over which the holder has voting power and 3,348 stock options that have vested or will vest within 60 days. Excludes 14,019 restricted stock units and 19,492 stock options that do not vest within 60 days.
Alison S. Rand	47,043	*	Includes 2,905 unvested restricted shares over which the holder has voting power and 4,357 stock options that have vested or will vest within 60 days. Excludes 14,019 restricted stock units and 19,652 stock options that do not vest within 60 days.
All directors and executive officers as a group (18 people)	849,319	1.6%

* Less than one percent

Primerica 2015 Proxy Statement	27

STOCK OWNERSHIP

Principal Stockholders

Set forth in the table below is information about the number of shares held by persons we know to be the beneficial owners of more than 5% of our issued and outstanding common stock.

Name and Address of Beneficial Owner	Aggregate Number of Shares Beneficially Owned	Percent of Outstanding Shares	Additional Information
FMR LLC 245 Summer Street Boston, MA 02210	4,777,005	9.0%	Based on a Schedule 13G/A filed jointly by FMR LLC and Mr. Edward C. Johnson 3d on February 13, 2015. FMR has sole voting power with respect to 19,400 of these shares, and sole dispositive power with respect to all of these shares.
Blackrock, Inc. 55 East 52nd Street New York, NY 10022	4,663,330	8.8%	Based on a Schedule 13G/A filed by BlackRock, Inc. on January 22, 2015. BlackRock has sole voting power with respect to 4,520,845 shares and sole dispositive power with respect to 4,663,330 shares.
Ruane, Cunniff & Goldfarb Inc. 9 West 57th Street Suite 5000 New York, NY 10019	3,716,445	7.0%	Based on a Schedule 13G/A filed by Ruane, Cunniff & Goldfarb Inc. on February 17, 2015. Ruane, Cunniff & Goldfarb has sole voting and dispositive power with respect to all of the shares.
Baron Capital Group, Inc. 767 Fifth Avenue, 49th Floor New York, NY 10153	3,597,096	6.8%	Based on a Schedule 13G filed by BAMCO, Inc., Baron Capital Group, Inc., Baron Capital Management, Inc. and Ronald Baron on February 17, 2015. BAMCO has shared voting power with respect to 2,943,800 shares and shared dispositive power with respect to 3,333,800 shares. Baron Capital Group, Inc. and Ronald Baron each have shared voting power with respect to 3,207,096 and shared dispositive power with respect to 3,597,096 shares. Baron Capital Management, Inc. has shared voting power and shared dispositive power with respect to 263,296 shares.

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STOCK OWNERSHIP

Name and Address of Beneficial Owner	Aggregate Number of Shares Beneficially Owned	Percent of Outstanding Shares	Additional Information
The Vanguard Group 100 Vanguard Blvd Malvern, PA 19355	3,181,983	6.0%	Based on a Schedule 13G/A filed by The Vanguard Group on February 12, 2015. Vanguard has sole voting power with respect to 76,205 shares, sole dispositive power with respect to 3,110,278 shares and shared dispositive power with respect to 71,705 shares.
Wellington Management Group LLP 280 Congress Street Boston, MA 02210	3,137,269	5.9%	Based on a Schedule 13G/A filed by Wellington Management Company, LLP on February 13, 2015. Wellington has shared dispositive power with respect to all of these shares and shared voting power with respect to 2,018,466 of these shares.
Kayne Anderson Rudnick Investment Management LLC 1800 Avenue of the Stars 2nd Floor Los Angeles, CA 90067	2,814,774	5.3%	Based on a Schedule 13G filed by Kayne Anderson Rudnick Investment Management LLC on February 5, 2015. Kayne Anderson has sole voting and dispositive power with respect to all shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires executive officers and directors and persons who beneficially own more than 10% of our common stock (the “Reporting Persons”) to file initial reports of ownership and reports of changes in ownership with the SEC. Reporting Persons are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Company and written representations from the executive officers and directors, the Company believes that the Reporting Persons complied with all Section 16(a) filing requirements during fiscal 2014, except that a Form 4 reporting dividend reinvestments for Mr. G. Williams was filed late because the Company and Mr. G. Williams were not aware that his broker had automatically enrolled him in dividend reinvestment.

Primerica 2015 Proxy Statement	29

EXECUTIVE COMPENSATION

The subsections within this Executive Compensation section are intended to be read together, and each section provides information not included in the others. For background information on the Compensation Committee and its responsibilities, see “Board of Directors — Board Committees — Compensation Committee.”

In this Executive Compensation section, the terms “we,” “our,” and “us” refer to management, the Company and, as applicable, the Compensation Committee.

Compensation Committee Report1

The Compensation Committee participated in the preparation of the Compensation Discussion and Analysis and reviewed and discussed successive drafts with management. Following completion of this process, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the 2014 Annual Report and this Proxy Statement.

COMPENSATION COMMITTEE:

Barbara A. Yastine, Fiscal 2014 Chair

Robert F. McCullough

Beatriz R. Perez

Compensation Committee Interlocks and Insider Participation

Each of Mr. McCullough and Ms. Yastine has served as a member of the Compensation Committee during all of fiscal 2014. Ms. Perez has served as a member of the Compensation Committee since May 21, 2014 and Mr. Michael Martin (a former member of our Board) served as a member of the Compensation Committee until May 21, 2014. None of the current or former members of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries.

Compensation Discussion and Analysis (“CD&A”)

Our named executive officers during fiscal 2014 were:

•	D. Richard Williams — Chairman of the Board and Co-Chief Executive Officer

•	John A. Addison, Jr. — Chairman of Primerica Distribution and Co-Chief Executive Officer

•	Glenn J. Williams — President

•	Peter W. Schneider — Executive Vice President, General Counsel and Chief Administrative Officer

•	Gregory C. Pitts — Executive Vice President and Chief Operating Officer

•	Alison S. Rand — Executive Vice President and Chief Financial Officer

Highlights

The Compensation Committee structures our executive compensation program to provide market competitive pay opportunities under a plan design that is highly performance-based such that, over the long term, actual compensation earned will be aligned with the Company’s performance.

1	The material in the 2014 Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement or any portion hereof into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

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EXECUTIVE COMPENSATION

Fiscal 2014 Operating and Financial Results (1)

During fiscal 2014, the Company’s operating results were marked by solid performance across all segments as well as by a 2.9% increase in the size of our life-licensed sales force year-over-year. Our total stockholder return of 27.6%, including dividends, significantly outpaced the Standard & Poor’s 500 in 2014. The following table illustrates the Company’s performance in fiscal 2014 relative to its performance in fiscal 2013.

	Fiscal 2014		Fiscal 2013		Change
Operating Revenues	$1,340.3 million		$1,224.3 million		9.5%
Net Operating Income	$182.8 million		$167.0 million		9.5%
Net Operating Income Return on Average Adjusted Stockholders’ Equity	15.3%		14.7%		*
Diluted Operating Earnings Per Share	$3.31		$2.90		14.1%
Size of Life-Licensed Sales Force at Fiscal Year End	98,358		95,566		2.9%
Market Price Per Share at Fiscal Year End	$54.26		$42.91		26.5%
Total Stockholder Return	27.6	%(2)	44.7	%(3)	*

*	not applicable
(1)	Includes financial results that were not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). See “Reconciliation of GAAP and Non-GAAP Financial Measures” in Annex A to this Proxy Statement for a reconciliation to GAAP results.
(2)	Represents the percentage change in the closing price of our common stock from $42.91 on December 31, 2013 to $54.26 on December 31, 2014, plus the fiscal 2014 dividends of $0.48 per share.
(3)	Represents the percentage change in the closing price of our common stock from $30.01 on December 31, 2012 to $42.91 on December 31, 2013, plus the fiscal 2013 dividends of $0.44 per share.

The bar graphs below depict our performance over the past four fiscal years measured by net operating income and size of life-licensed sales force at year end, two of the performance measures used to measure corporate performance under our incentive compensation plan.

Primerica 2015 Proxy Statement	31

EXECUTIVE COMPENSATION

Fiscal 2014 Executive Compensation

The total compensation paid to our named executive officers for fiscal 2014, as set forth under the heading “— Executive Compensation Tables — Summary Compensation Table” is summarized below.

Name	Title	Total Fiscal 2014 Compensation
D. Richard Williams	Chairman of the Board and Co-Chief Executive Officer	$3,653,007
John A. Addison, Jr.	Chairman of Primerica Distribution and Co-Chief Executive Officer	$3,651,086
Glenn J. Williams	President	$2,045,658
Peter W. Schneider	Executive Vice President, General Counsel and Chief Administrative Officer	$1,761,381
Gregory C. Pitts	Executive Vice President and Chief Operating Officer	$1,307,586
Alison S. Rand	Executive Vice President and Chief Financial Officer	$1,306,961

The chart below shows the Company’s Total Stockholder Return (“TSR”) for the past three fiscal years, along with the total compensation of each of our Co-Chief Executive Officers during the same period. The market price of our common stock has increased 261.7% from its initial public offering (“IPO”) price of $15.00 per share on April 1, 2010 to its closing price of $54.26 per share on December 31, 2014.

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EXECUTIVE COMPENSATION

Changes to Fiscal 2014 Executive Compensation Program

The Compensation Committee made the following changes to our 2014 executive compensation program:

•	Increased Mr. G. Williams’ annual base salary from $450,000 to $550,000 to reflect his increased responsibilities;

•

Separated the total variable pay program into short-term and long-term incentive programs in order to more directly motivate and reward short-term performance with the short-term incentive program and long-term performance with the long-term incentive program.

•

For 2014, determined (i) the short-term (cash) incentive payout solely based on the achievement of corporate performance objectives and (ii) the long-term (equity) incentive payout solely based on the achievement of individual performance objectives, which have a long-term component and were limited to a payout range of between 90% and 125% of the target level;

•	Aligned the maximum payout from the achievement of corporate performance objectives to prevailing market practices by moving it from 150% of target levels to 200% of target levels; and

•

Amended the 2014 award agreements to automatically vest all unvested equity awards on the date that a recipient retires from the Company so long as he or she is at least 55 years of age and his or her age plus years of service equals at least 75.

Executive Compensation Practices

We Do	We Do Not

✓ Base a majority of total compensation on performance

✓ Set annual corporate performance targets based on objective performance measures

✓ Vest equity awards over time to promote retention

✓ Require executive officers and non-employee directors to hold our common stock through published stock ownership guidelines

✓ Provide only double trigger change-in-control equity acceleration to executives who have change-in-control provisions

✓ Prohibit pledging of our common stock

✓ Make equity awards broadly throughout the organization, including on a performance basis to members of our independent contractor sales force

✓ Mitigate potential dilutive effect of equity awards through a share repurchase program

Ò    Permit hedging transactions or short sales by executive officers or directors

Ò    Provide significant perquisites

Ò    Provide tax gross-ups for perquisites

Ò    Offer a pension or supplemental executive retirement plan (SERP)

Ò    Provide single trigger payments upon change of control

Ò    Provide excise tax gross-ups upon change of control

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EXECUTIVE COMPENSATION

Pay-for-Performance

The Compensation Committee structured our 2014 executive compensation program so that a meaningful percentage of compensation is tied to the achievement of challenging levels of both corporate performance and personal objectives. The program is divided into a short-term cash incentive program and a long-term equity incentive program. The short-term cash incentive was determined solely based on the achievement of the Company’s previously established annual corporate performance objectives. The long-term equity incentive was determined solely based on the achievement of individual performance objectives, which had a long-term strategic component and was limited to a payout range of between 90% and 125% of the target level. Accordingly, we view both cash and equity awards as performance-based elements of our executive compensation program.

Because our Co-Chief Executive Officers had greater responsibilities than our other named executive officers, and because they were ultimately responsible for the Company’s strategic direction and overall results, our pay-for-performance approach provided for a larger portion of our Co-Chief Executive Officers’ total compensation to be “at-risk” in the form of performance-based awards. In addition, the Co-Chief Executive Officers received a higher percentage of their incentive compensation in the form of cash, given their significant holdings in our common stock.

The following charts reflect the mix of fixed versus performance-based compensation, as well as a breakdown of performance-based compensation, for the Co-Chief Executive Officers and our other named executive officers for fiscal 2014 performance.

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EXECUTIVE COMPENSATION

Corporate Performance Objectives

Corporate performance for fiscal 2014 was measured based on four separate objectives, which were derived from the Company’s 2014 business plan. The Compensation Committee intended for all of the corporate target goals to be challenging but achievable, and the maximum goals were intended to be reachable only as a result of exceptional performance. The weighting of each objective was intended to emphasize areas on which our Board wanted the management team to focus its attention. Specifically, the size of the life-licensed sales force was given the highest weighting because the Compensation Committee believes that this metric ultimately drives the business, and the Compensation Committee wanted to incentivize management to focus on initiatives to grow the sales force.

Corporate Objective	Rationale	Weighting	Performance Level Range (1)	Fiscal 2014 Result
Operating Revenue	Reflects life and securities sales as well as the performance of our insurance in force and assets under management	20%	Threshold: 85% of the target level Target: 100% Maximum: 115% of the target level	$1,340.3 million, representing a payout of 107.8%
Net Operating Income	Reflects the overall success of our Company, our ability to manage expenses, our business mix and our achievement of pricing objectives	25%	Threshold: 85% of the target level Target: 100% Maximum: 115% of the target level	$182.8 million, representing a payout of 116.4%
Operating Return on Average Equity	Reflects net operating income performance, as well as the effectiveness of capital management strategies	25%	Threshold: 85% of the target level Target: 100% Maximum: 115% of the target level	15.3%, representing a payout of 104.4%
Size of Life-Licensed Sales Force at Fiscal Year End	Represents recruiting, licensing efficiency, turnover rates and long-term sustainability	30%	Threshold: 90% of the target level Target: 100% Maximum: 110% of the target level	98,358, representing a payout of 104.5%
Total 2014 Payout Factor				108.1%

(1)	For all corporate performance metrics, performance at target pays out at 100% of target levels; at threshold level of performance pays out at 50% of target levels and a maximum level of performance pays out at 200% of target levels. For results between threshold and maximum levels, the actual payout factor is extrapolated. No payout is made for any metric for which performance is lower than the threshold level. The Compensation Committee intentionally narrowed the payout band for the size of the life-licensed sales force metric compared to the other metrics because it believes that performance in only the narrower band would justify an incentive payout.

Primerica 2015 Proxy Statement	35

EXECUTIVE COMPENSATION

Personal Performance Objectives

Each named executive officer had personal performance objectives for fiscal 2014 that were approved by the Compensation Committee. These goals focused on the professional development of each named executive officer, enhancements that support the effectiveness of the organization, and certain non-financial objectives tied to the needs of the business, including matters such as management of key regulatory issues, CEO succession planning, the introduction of new products and technology initiatives and capital deployment.

The Compensation Committee determined to pay our named executive officers at the following levels based on achievement of their personal performance objectives:

Name	Individual Performance Payout Factor
D. Richard Williams	100%
John A. Addison, Jr.	100%
Glenn J. Williams	115%
Peter W. Schneider	115%
Gregory C. Pitts	115%
Alison S. Rand	115%

Stockholder Engagement

In fiscal 2014, the Company again reached out to its top ten stockholders, which together represented approximately 61% of our outstanding shares. These stockholders indicated that they are generally satisfied with the Company’s corporate governance and executive compensation practices and they had some suggested improvements to the proxy statement. In response to the discussions with these stockholders, in this Proxy Statement we have described the nature of the individual goals of the named executive officers, added the actual level of performance that corresponds with each corporate performance metric, and added a table that illustrates the core skills, qualifications and competencies of each member of our Board of Directors.

Say-on-Pay

In 2011, our stockholders approved a triennial Say-on-Pay vote. The Company’s most recent advisory vote on executive compensation occurred at the 2014 Annual Meeting of Stockholders. Approximately 99.5% of votes cast approved our executive compensation program as described in our 2014 proxy statement. The Company will submit for stockholder approval its next Say-on-Pay vote and Say-When-on-Pay vote at its annual meeting of stockholders to be held in 2017.

Tax Implications

The Compensation Committee typically structures incentive compensation in order to comply with the provisions of 162(m) of the Code. Compliance with 162(m) allows incentive awards to qualify as “performance-based” compensation and allows the awards granted to our executives (other than Ms. Rand, our Chief Financial Officer, whose compensation is not subject to the deduction limitations of Section 162(m)) to be tax deductible by us if the compensation to any executive exceeds $1 million for any fiscal year. While the Compensation Committee believes that tax deductibility of compensation is an important consideration, the ultimate goal of the Compensation Committee is to provide compensation that is in the best interests of the Company. Therefore, to maintain flexibility to compensate our executives in a manner designed to promote long-term corporate goals and objectives, the Compensation Committee has not adopted a policy that all compensation must be deductible or have the most favorable accounting treatment to the Company.

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EXECUTIVE COMPENSATION

Fiscal 2014 Executive Compensation

Compensation Program Objectives

Our executive compensation program was designed to achieve four primary objectives:

Compensation Program Objective	How Objective is Achieved
Motivate and reward executives when they deliver desired business results and stockholder value	Cash-based incentive awards are based on corporate performance and equity-based incentive awards are based on personal performance.
Align executive and stockholder interests over the long-term	Equity-based incentive awards are tied to personal performance and their value increases with stock price appreciation. A significant portion of the value of equity grants has been awarded in non-qualified stock options to further link executive performance with stockholder interests.
Avoid pay programs that may encourage excessive or unreasonable risk-taking, misalign the timing of rewards and performance, or otherwise fail to promote the creation of long-term stockholder value	The range of performance and payout levels is linear, so that management is not encouraged to take excessive risk to reach a higher level of achievement. In addition, there is a cap for the maximum performance at each level.
Attract and retain the very best executive talent	Executive pay is designed to be competitive and performance-based. Executives are held accountable for results and rewarded above target levels when corporate and personal goals are exceeded. When goals are not met, compensation awards are below target levels.

Primerica 2015 Proxy Statement	37

EXECUTIVE COMPENSATION

Compensation Elements

The elements of our executive compensation program are described below.

Element	Key Features
Base Salary	Each executive’s base salary is a fixed dollar amount. The amounts were designed to provide a competitive fixed rate of pay recognizing different levels of responsibility and performance within the Company.
Incentive Awards

Incentive awards are granted to reward employees for achieving critical corporate and personal goals. A portion of the incentive awards are equity-based to provide an incentive for long-term creation of stockholder value.

•    Each executive’s maximum permissible payout is equal to a designated percentage of operating income before income taxes.

•    In February 2015, the Compensation Committee determined the actual cash and equity award amounts for fiscal 2014 performance based on the achievement of corporate and personal objectives, respectively.

•    In February 2015, a portion of the equity grant value for our continuing named executive officers was awarded in the form of non-qualified stock options because it represents true “pay for performance”: option holders are rewarded only if the market price of our common stock rises, and the awards have no value if the price does not rise.

Benefit Programs	Our executives participate in the same benefit programs that are offered to other salaried employees.
Perquisites	Limited perquisites are provided to executives primarily to enhance their personal health and to encourage spousal attendance at Company events.

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EXECUTIVE COMPENSATION

Elements of Compensation: Base Salary

Base salary is a fixed amount based on an individual’s skills, responsibilities and experience. At the time of the IPO in April 2010, base salaries were not differentiated among our named executive officers other than our Co-Chief Executive Officers. For fiscal 2014, Mr. G. Williams’ annual salary was increased to reflect his increased responsibilities. In addition, the annual salaries of our continuing named executive officers were increased as of April 1, 2015 to reflect their increasing responsibilities as a result of CEO succession. See “— Fiscal 2015 Executive Compensation.”

Elements of Compensation: Incentive Awards

For fiscal 2014 performance, cash incentive awards were based on corporate performance and equity incentive awards were based on personal performance. Cash and equity incentive awards combined represent the majority of the compensation paid to our named executive officers. The Company utilizes a “plan within a plan” structure. The Compensation Committee established a maximum permissible payout for each named executive officer that is equal to a designated percentage of operating income before income taxes2. The Compensation Committee then reviewed performance against corporate and personal performance objectives to determine the actual incentive award for each named executive officer. All awards were made under the Amended and Restated 2010 Omnibus Incentive Plan (the “Omnibus Incentive Plan”), which was approved by our stockholders on May 18, 2011.

A visual depiction of the incentive award formula is set forth below (with the President’s awards for fiscal 2014 performance in italics as an example):

SHORT-TERM

Target Cash Award $600,000	x	% Achievement of Corporate Performance Objectives 108.1%	=	Actual Cash Payout $648,600

LONG-TERM					x	60% paid in the form of RSUs				# of RSUs Granted
						$517,500				9,672
Target Equity Award	x	% Achievement of Individual Performance Objectives	=	Actual Equity Payout			/	Closing price on date of grant	=
$750,000		115.0%		$862,500				$53.50
					x	40% paid in the form of Options			x3	to reflect the 3:1 ratio of options to RSUs	=	# of Options Granted
						$345,000						19,345

[2]	Operating income before income taxes equals income from continuing operations before income taxes, adjusted to exclude the impact of realized investment gains and losses and the compensation expense associated with the Co-Chief Executive Officer transition agreements. See “— Transition Agreements with Former Co-Chief Executive Officers.”

Primerica 2015 Proxy Statement	39

EXECUTIVE COMPENSATION

The table below sets forth the fiscal 2014 target cash and equity award incentive payments for our named executive officers, as well as each executive’s total target incentive award as a percentage of salary. Target incentive awards for fiscal 2014 performance were unchanged from fiscal 2013 levels.

Name	Annual Salary	Target Cash Award	Target Equity Award	Total Target Incentive Award	Total Target Incentive Award as a Percentage of Salary
D. Richard Williams	$750,000	$1,500,000	$1,250,000	$2,750,000	366.7%

John A. Addison, Jr.	$750,000	$1,500,000	$1,250,000	$2,750,000	366.7%

Glenn J. Williams	$550,000	$600,000	$750,000	$1,350,000	245.5%

Peter W. Schneider	$450,000	$600,000	$600,000	$1,200,000	266.7%

Gregory C. Pitts	$450,000	$300,000	$500,000	$800,000	177.8%

Alison S. Rand	$450,000	$300,000	$500,000	$800,000	177.8%

In determining the total incentive award for each named executive officer, the Compensation Committee considered corporate performance, the contribution of each named executive officer to the Company’s successes, the achievement of each named executive officer’s personal performance objectives, the overall performance of each named executive officer and market compensation data. The table below sets forth the fiscal 2014 actual incentive payments, as well as the maximum permissible payout, for each named executive officer.

Name	Actual Cash Award	Actual Equity Award	Total Incentive Award	Maximum Permissible Payout as a Percentage of Operating Income Before Income Taxes	Maximum Permissible Payout as a Dollar Amount
D. Richard Williams	$1,621,500	$1,250,000	$2,871,500	2.00%	$5,620,620
John A. Addison, Jr.	$1,621,500	$1,250,000	$2,871,500	2.00%	$5,620,620
Glenn J. Williams	$648,600	$862,500	$1,511,100	1.00%	$2,810,310
Peter W. Schneider	$648,600	$690,000	$1,338,600	0.75%	$2,107,733
Gregory C. Pitts	$324,300	$575,000	$899,300	0.75%	$2,107,733
Alison S. Rand	$324,300	$575,000	$899,300	0.75%	$2,107,733

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EXECUTIVE COMPENSATION

The table below sets forth the actual incentive award for each named executive officer as a percentage of target cash and target equity.

Name	Actual Incentive Award	Target Incentive Award	Actual Incentive Award as a % of Target
D. Richard Williams	$2,871,500	$2,750,000	104.4%
John A. Addison Jr.	$2,871,500	$2,750,000	104.4%
Glenn J. Williams	$1,511,100	$1,350,000	111.9%
Peter W. Schneider	$1,338,600	$1,200,000	111.6%
Gregory C. Pitts	$899,300	$800,000	112.4%
Alison S. Rand	$899,300	$800,000	112.4%

The Compensation Committee approves all stock awards to our named executive officers. The grant date is the date the awards are approved by the Compensation Committee. We do not coordinate equity grants with the release of material information. Further, we do not accelerate or delay equity grants in response to material information, nor does the Company delay the release of material information for any reason related to the granting of equity awards.

Elements of Compensation: Benefits

As with other employees, our named executive officers are eligible to participate in our employee health benefit programs, including health and dental insurance plans and a life insurance program, on the same terms as regular employees. In addition, all employees receive dividends on unvested restricted stock and restricted stock units, and regular employees are entitled to a Company match of employee contributions to our 401(k) plan.

Elements of Compensation: Perquisites

The Compensation Committee provides only limited perquisites to our named executive officers. In fiscal 2014, those perquisites consisted of executive physicals, spousal travel and legal costs associated with the amendment of employment agreements.

The Compensation Setting Process

Tally Sheets

The Compensation Committee reviews executive officer tally sheets at least annually to see the evolution of each named executive officer’s compensation over time. These tally sheets set forth all components of compensation, a summary of the equity granted to each named executive officer since the IPO and the value of such holdings under various assumed share prices, as well as the value of benefit plans and programs and perquisites. The tally sheets also set forth the estimated value that each of our named executive officers would realize upon separation from the Company under various scenarios.

Use of a Peer Group

The Compensation Committee reviews peer analyses as part of its process of evaluating and setting compensation for our named executive officers. The Compensation Committee does not seek to benchmark or set compensation at any specific level relative to the peer data. Instead, the Compensation Committee uses this information primarily as background with respect to compensation plan design decisions and as a general reference point for pay levels.

Primerica 2015 Proxy Statement	41

EXECUTIVE COMPENSATION

In selecting peer companies, the Compensation Committee sought companies operating in similar industries (life insurance, financial services and direct marketing), with a similar business model (target customer, independent sales force and profitability) and similar size (revenue and market capitalization). This approach reflects the uniqueness and complexity of Primerica’s product and service mix, as opposed to focusing on a more narrow view of Primerica as a traditional life insurance company, and it enables the Compensation Committee to make judgments based on the type of business in which the Company is engaged. Because of the unique nature of our business model, not all selected peer companies fit all identified criteria. The peer group for fiscal 2014 executive compensation was modified from that used in assessing fiscal 2013 executive compensation in order to better reflect (i) potential competitors for executive talent, (ii) the size and complexity of the Company and its business model, and (iii) the industry served by the Company. Eaton Vance Corp., StanCorp Financial Group Inc. and TD Ameritrade Holding Corporation were added to the fiscal 2014 peer group. Herbalife Ltd. was removed from the fiscal 2014 peer group due to its unique business model and Protective Life Corporation was removed due to its acquisition by Dai-Ichi Life Insurance Company, Limited.

Name of Peer Company	Industry
American Equity Investment Life Holding Co.	Life and Health Insurance
Ameriprise Financial, Inc.	Asset Management and Custody Banks
Eaton Vance Corp.	Asset Management and Custody Banks
FBL Financial Group Inc.	Life and Health Insurance
LPL Financial Holdings Inc.	Investment Banking and Brokerage
Nu Skin Enterprises Inc.	Direct Marketing — Personal Products
Raymond James Financial, Inc.	Investment Banking and Brokerage
StanCorp Financial Group Inc.	Life and Health Insurance
Stifel Financial Corp.	Investment Banking and Brokerage
Symetra Financial Corporation	Life and Health Insurance
TD Ameritrade Holding Corporation	Investment Banking and Brokerage
Torchmark Corporation	Life and Health Insurance
Tupperware Brands Corporation	Direct Marketing — Housewares & Specialties
Waddell & Reed Financial, Inc.	Asset Management and Custody Banks

In fiscal 2014, the Compensation Committee completed a peer group compensation analysis based on individual executive comparisons. The Compensation Committee considered these analyses and findings as part of its overall decision-making process regarding fiscal 2015 executive compensation. See “— Fiscal 2015 Executive Compensation.”

Compensation Consultant

The Compensation Committee retained Pearl Meyer as its independent compensation consultant for fiscal 2014. Pearl Meyer reviewed management recommendations regarding compensation programs, provided competitive market data and information regarding peer companies, assessed proposed plan designs, provided periodic updates on trends and developments in executive compensation and made recommendations with respect to executive compensation. Pearl Meyer does not provide services to management or the Company, but management works closely with Pearl Meyer as requested by and on behalf of the Compensation Committee.

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In accordance with the requirements of Item 407(e)(3)(iv) of Regulation S-K, the Company has affirmatively determined that no conflicts of interest exist between the Company and Pearl Meyer (or any individuals working on the Company’s account on Pearl Meyer’s behalf). In reaching such determination, the Company considered the following enumerated factors, all of which were attested to or affirmed by Pearl Meyer:

•	During fiscal 2014, Pearl Meyer provided no services to, and received no fees from, the Company other than in connection with the engagement;

•

The amount of fees paid or payable by the Company to Pearl Meyer in respect of the engagement represented (or are reasonably certain to represent) less than 0.5% of Pearl Meyer’s total revenue for fiscal 2014;

•	Pearl Meyer has adopted and put in place adequate policies and procedures designed to prevent conflicts of interest, which policies and procedures were provided to the Company;

•

There are no business or personal relationships between Pearl Meyer or any of the individuals on the team working with the Company, on the one hand, and any member of the Compensation Committee other than in respect of the engagement, on the other;

•

There are no business or personal relationships between Pearl Meyer or any of the individuals on the team working with the Company, on the one hand, and any executive officer of the Company other than in respect of the engagement, on the other; and

•	Neither Pearl Meyer nor any of the individuals on the team working with the Company owns our common stock.

Management’s Role in Setting Executive Compensation

Our Co-Chief Executive Officers participated in setting the compensation of our other named executive officers for fiscal 2014 by providing detailed reports on personal performance and making recommendations to the Compensation Committee. Our other named executive officers do not directly participate in determining their compensation, although they provided the Compensation Committee with detailed reports on their achievement of personal performance goals. In making their recommendations, our Co-Chief Executive Officers considered the individual’s performance and past contributions to the Company, the potential future contribution of the individual to the Company, and achievement of the Company’s business and financial goals, including the potential for the individual to make even greater contributions to the Company in the future than he or she has in the past, the risk that the individual may be recruited by a competitor, and market compensation data. The Compensation Committee then discussed these recommendations with our Co-Chief Executive Officers and in executive session with its independent compensation consultant.

Fiscal 2015 Executive Compensation

Subsequent to the end of fiscal 2014, the Compensation Committee determined the extent to which the Company achieved the fiscal 2014 performance objectives required to earn cash and equity incentive awards. Based on the peer review completed in fiscal 2014 and the Company’s performance in fiscal 2014 and outlook for fiscal 2015, the Compensation Committee approved the following actions with respect to our continuing named executive officers for fiscal 2015:

•	Increased base salaries and incentive compensation targets for 2015 for the incoming Chief Executive Officer and President, as well as the other continuing named executive officers, to reflect their

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EXECUTIVE COMPENSATION

new roles within the Company or their expanded responsibilities as a result of CEO succession; and

•

Approved transition agreements with the Co-Chief Executive Officers and approved amended and restated employment agreements with the incoming Chief Executive Officer and the continuing named executive officers.

The Compensation Committee has commenced a process to determine the performance metrics, mix and form of equity awards to be awarded to the continuing named executive officers in 2016, the details of which will be described in the 2016 proxy statement.

Post-Termination Compensation

The Company has no executive deferred compensation plan or defined pension plan and has no agreements that trigger payouts solely due to a change in control of the Company. The Compensation Committee has approved employment agreements with each named executive officer that provide for severance and, in some cases, change of control benefits if the named executive officer’s employment terminates upon a qualifying event or circumstance, such as being terminated without cause or leaving employment for good reason. Additional information regarding the employment agreements is found under “— Employment Agreements with Continuing Named Executive Officers” below, and a quantification of benefits that would have been received by our named executive officers had termination occurred on December 31, 2014 is found under “— Potential Payments and Other Benefits Upon Termination or Change of Control.”

The Compensation Committee believes that severance benefits are an important part of a competitive overall compensation arrangement for our named executive officers and are consistent with the objective of attracting, motivating and retaining highly talented executives. The Compensation Committee also believes that such benefits, which also apply following a change of control of the Company, will help to secure the continued employment and dedication of our named executive officers, mitigate concern that they might have regarding their continued employment prior to or following a change of control, and encourage independence and objectivity when considering possible transactions that may be in the best interests of our stockholders but may possibly result in the termination of their employment. Finally, the Compensation Committee believes that post-termination non-disclosure, non-competition and non-solicitation covenants to which our named executive officers have agreed in consideration for the Company providing these severance benefits are highly beneficial to the Company.

Compensation Policies

Compensation Clawbacks

The Omnibus Incentive Plan provides that the Compensation Committee may require the reimbursement of cash or forfeiture of equity awards if it determines that an award that was granted, vested or paid based on the achievement of performance criteria would not have been granted, vested or paid absent fraud or misconduct, an event giving rise to a restatement of the Company’s financial statements or a significant write-off not in the ordinary course affecting the Company’s financial statements. The clawback language will be expanded to the extent required by the SEC in a manner consistent with rules expected to be adopted in connection with the Dodd-Frank Act.

Stock Ownership

Stock Ownership and Stock Retention Guidelines

The Compensation Committee recognizes the critical role that executive stock ownership has in aligning the interests of management with those of our stockholders. As such, we maintain stock ownership guidelines under which our named

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executive officers are required to acquire and hold our common stock in an amount representing a multiple of base salary. In determining compliance with these guidelines, stock ownership includes shares beneficially owned by the participant (or by immediate family members) as well as unvested restricted stock and restricted stock units. Until the ownership guidelines are satisfied, our named executive officers are required to hold 75% of the net shares (after satisfying withholding for taxes) of awards from the Company’s equity-based incentive compensation program. To monitor compliance with these guidelines, the Compensation Committee annually reviews the stock ownership of our named executive officers. The following table sets forth the stock ownership requirements, as of April 1, 2015, and current holdings for Mr. G. Williams, the Company’s Chief Executive Officer effective April 1, 2015 and the other continuing named executive officers.

	Ownership Guideline (as a multiple of base salary)	Status as of March 1, 2015
Glenn J. Williams	5.0x	6.0x

Peter W. Schneider	2.5x	3.7x

Gregory C. Pitts	2.5x	3.8x

Alison S. Rand	2.5x	5.7x

Hedging, Pledging and Insider Trading Policy

Our insider trading policy expressly bars ownership of financial instruments or participation in investment strategies that hedge the economic risk of owning our common stock. We also prohibit officers and directors from pledging Primerica securities as collateral for loans. In addition, we prohibit our officers, directors and employees from purchasing or selling Primerica securities while in possession of material, non-public information, or otherwise using such information for their personal benefit.

Pre-Set Trading Plans

Our executives and directors are permitted to enter into trading plans that are intended to comply with the requirements of Rule 10b5-1 of the Exchange Act so that they can prudently diversify their asset portfolios and exercise their stock options before their scheduled expiration dates. During fiscal 2014, many of our named executive officers were parties to Rule 10b5-1 trading plans that provided for the sale of shares at certain designated prices or on certain designated dates. The purpose of such plans is to enable our named executive officers to recognize the value of their compensation and diversify their holdings of our common stock during periods in which they would otherwise be unable to buy or sell such stock because important information about Primerica had not been publicly released.

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Equity Awards to Sales Representatives

The Compensation Committee approves widespread performance-based grants to members of the sales force, who are independent contractors of the Company. The sales force awards are determined based on specific formulas that are intended to drive performance. The following chart details all equity awards, including awards to our sales force, granted by the Compensation Committee in fiscal 2014.

Number of Equity Awards	Type of Equity Award	Recipient Group
302,485	Restricted Stock Units	Sales Force
172,338	Restricted Stock Units	Management Employees, Other Than Named Executive Officers
82,286	Restricted Stock Units	Named Executive Officers
116,006	Non-Qualified Stock Options	Named Executive Officers
15,551 (1)	Restricted Stock Units (or Deferred Stock Units in lieu thereof)	Board of Directors

(1)	Excludes deferred stock units granted in lieu of cash payments or pursuant to dividend reinvestment.

Risks Related to Compensation Policies and Practices

The Company has in place a risk management discipline that is designed to capture, monitor, and control the risks created by its business activities, and the Compensation Committee considers risk in developing the compensation policies and practices for all employees, including our named executive officers. Although our compensation programs are generally designed to pay for performance and provide incentive-based compensation, the programs contain various mitigating factors to ensure our employees, including our named executive officers, are not encouraged to take unnecessary risks in managing our business.

These factors include:

•	Oversight of programs (or components of programs) by committees of our Board, including the Compensation Committee;

•	Internal controls that are designed to keep our financial and operating results from being susceptible to manipulation by any employee, including our named executive officers;

•	Discretion provided to our Board and the Compensation Committee to set targets, monitor performance and determine final payouts;

•

Oversight of Company activities by a broad-based group of functions within the organization, including Human Resources, Finance and Legal and at multiple levels within the organization (both corporate and business unit/region);

•	A mixture of programs that provide focus on both short- and long-term goals and that provide a mixture of cash and stock-based compensation;

•	Caps on the maximum incentive payouts available to our named executive officers;

•	Incentives focused primarily on the use of reportable and broad-based financial metrics, with no one factor receiving an excessive weighting;

•	Service-based vesting conditions with respect to equity awards;

•	Clawback provisions in the Omnibus Incentive Plan; and

•	The significant long-term ownership interests in the Company held by certain of our key executive officers.

The Compensation Committee has determined that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

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Executive Compensation Tables

Summary Compensation Table

The following table describes total compensation earned during fiscal 2014, fiscal 2013 and the year ended December 31, 2012 (“fiscal 2012”) for our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
(A)	(B)	(C)	(D)	(E)		(F)		(G)		(H)		(I)		(J)
D. Richard Williams	2014	$750,000	—	$827,708	(1)	$377,893	(2)	$1,621,500	(3)	$21,124	(4)	$54,782	(5)	$3,653,007
Chairman of the Board and	2013	$750,000	—	$860,812	(6)	$333,988	(7)	$1,489,875	(8)	$15,728	(4)	$63,489		$3,513,892
Co-Chief Executive Officer	2012	$750,000	—	$1,245,294	(9)	—		$1,549,500	(10)	$18,034	(4)	$80,795		$3,643,623
John A. Addison, Jr.	2014	$750,000	—	$827,708	(1)	$377,893	(2)	$1,621,500	(3)	$14,348	(4)	$59,638	(5)	$3,651,086
Chairman of Primerica	2013	$750,000	—	$860,812	(6)	$333,988	(7)	$1,489,875	(8)	—		$63,594		$3,498,269
Distribution and Co-Chief Executive Officer	2012	$750,000	—	$1,245,294	(9)	—		$1,549,500	(10)	$10,618	(4)	$87,429		$3,642,841
Glenn J. Williams	2014	$550,000	—	$492,546	(1)	$299,844	(2)	$648,600	(3)	$3,348	(4)	$51,320	(5)	$2,045,658
President	2013	$450,000	—	$319,905	(6)	$124,119	(7)	$656,760	(8)	$2,605	(4)	$31,688		$1,585,076
	2012	$450,000	—	$448,633	(9)	—		$639,840	(10)	$2,952	(4)	$33,216		$1,574,641
Peter W. Schneider	2014	$450,000	—	$483,564	(1)	$147,182	(2)	$648,600	(3)	$4,176	(4)	$27,859	(5)	$1,761,381
Executive Vice President, General	2013	$450,000	—	$319,905	(6)	$124,119	(7)	$644,760	(8)	$3,208	(4)	$30,390		$1,572,381
Counsel and Chief Administrative Officer	2012	$450,000	—	$448,633	(9)	—		$639,840	(10)	$3,679	(4)	$32,543		$1,574,695
Gregory C. Pitts	2014	$450,000	—	$379,328	(1)	$125,952	(2)	$324,300	(3)	—		$28,006	(5)	$1,307,586
Executive Vice President and	2013	$450,000	—	$273,961	(6)	$106,293	(7)	$310,380	(8)	—		$30,518		$1,171,153
Chief Operating Officer	2012	$450,000	—	$398,776	(9)	—		$308,211	(10)	—		$30,849		$1,187,836
Alison S. Rand	2014	$450,000	—	$379,328	(1)	$125,952	(2)	$324,300	(3)	—		$27,381	(5)	$1,306,961
Executive Vice President and	2013	$450,000	—	$284,338	(6)	$110,328	(7)	$310,380	(8)	—		$27,276		$1,182,322
Chief Financial Officer	2012	$450,000	—	$398,776	(9)	—		$319,920	(10)	$17,614	(4)	$27,741		$1,214,051

(1)	Represents restricted stock units granted in February 2014 for performance in fiscal 2013. For the valuation assumptions underlying the awards, see the Company’s audited financial statements for fiscal 2014 included in the 2014 Annual Report.
(2)	Represents non-qualified stock options granted in February 2014 for performance in fiscal 2013. For the valuation assumptions underlying the awards, see the Company’s audited financial statements for fiscal 2014 included in the 2014 Annual Report.
(3)	Represents incentive awards paid in cash in March 2015 for performance in fiscal 2014.
(4)	Represents the positive changes in the present value of the pension benefits for each named executive officer under The Citigroup Pension Plan and The Travelers Retirement Benefits Equalization Plan (the “Travelers Nonqualified Plan”). The amount of each named executive officer’s above-market or preferential earnings on compensation that was deferred on a basis that was not tax-qualified was $0.
(5)	Represents dividends paid on unvested restricted stock, the 401(k) plan matching contribution for the 2014 plan year, executive healthcare benefits, spousal travel and legal fees. No perquisites or personal benefits for any named executive officer exceeded the greater of $25,000 or 10% of the total, except that Messrs. R. Williams and Addison each received dividends on unvested restricted shares and RSUs in the amount of $29,702.
(6)	Represents restricted shares granted in February 2013 for performance in fiscal 2012. For the valuation assumptions underlying the awards, see the Company’s audited financial statements for fiscal 2013 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 (the “2013 Annual Report”).
(7)	Represents non-qualified stock options granted in February 2013 for performance in fiscal 2012. For the valuation assumptions underlying the awards, see the Company’s audited financial statements for fiscal 2013 included in the 2013 Annual Report.
(8)	Represents incentive awards paid in cash in March 2014 for performance in fiscal 2013.
(9)	Represents restricted shares granted in February 2012 for performance in fiscal 2011. For the valuation assumptions underlying the awards, see the Company’s audited financial statements for fiscal 2012 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.
(10)	Represents incentive awards paid in cash in March 2013 for performance in fiscal 2012.

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Salary (Column C)

These amounts reflect base salary earned by our named executive officers. Except with respect to Mr. G. Williams, base salary for our named executive officers in fiscal 2014 was unchanged from fiscal 2013 and fiscal 2012.

Bonus (Column D)

Primerica did not award any non-incentive cash compensation (other than salary) to our named executive officers in fiscal 2014, fiscal 2013 or fiscal 2012.

Stock Awards (Column E)

The dollar amounts for the awards represent the grant date fair value computed in accordance with GAAP and will vary from the actual amount ultimately realized by our named executive officers. We are required by the SEC to disclose this amount; it is not the value that the Compensation Committee considered when they determined the size of the awards. The ultimate value of the award will depend on the price of our common stock on the date that the award vests. Details about fiscal 2014 awards are included in the ”— Fiscal 2014 Grant of Plan-Based Awards Table”. All stock awards are scheduled to vest in equal annual installments over three years.

Option Awards (Column F)

Primerica did not award any stock options to our named executive officers in fiscal 2012. The dollar amounts for the awards represent the grant date fair value computed in accordance with GAAP and will vary from the actual amount ultimately realized by our named executive officers. We are required by the SEC to disclose this amount; it is not the value that the Compensation Committee considered when they determined the size of the awards. All stock options are scheduled to vest in equal annual installments over three years.

Non-Equity Incentive Plan Compensation (Column G)

These amounts (i) reflect non-equity incentive plan compensation awards, which were earned by our named executive officers under the Omnibus Incentive Plan based on corporate and personal performance during fiscal 2014, fiscal 2013 and fiscal 2012 and (ii) were approved by the Compensation Committee in February 2015, 2014 and 2013, respectively.

Change in Pension Value and Nonqualified Deferred Compensation Earnings (Column H)

These amounts are the positive changes in the present value of the pension benefits for each named executive officer under The Citigroup Pension Plan and the Travelers Nonqualified Plan, which the executives participated in prior to the IPO. These benefits are all provided under Citigroup plans; Primerica does not have a pension plan or a deferred compensation plan.

All Other Compensation (Column I)

These amounts reflect the combined value of each named executive officer’s perquisites, personal benefits and compensation that is not otherwise reflected in the table.

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Fiscal 2014 Grants of Plan-Based Awards Table

The following table provides information about each grant of plan-based awards made to our named executive officers during fiscal 2014. Each of the incentive awards granted by Primerica during fiscal 2014 and reported in the below table was granted under, and is subject to the terms of, the Omnibus Incentive Plan. Awards granted under the Omnibus Incentive Plan are transferable only to trusts established solely for the benefit of the grantee’s family members or to a beneficiary of a named executive officer upon his or her death.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			Maximum Based on 162(m) Bonus Pool (3)	All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	All Other Option Awards: Number of Securities Underlying Options (#) (5)	Exercise of Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)	(I)	(J)	(K)	(L)	(M)
D. Richard Williams	(6)	$750,000	$1,500,000	$3,000,000	$1,125,000	$1,250,000	$1,562,500	$5,620,620
	02/11/14								20,090	30,135	$41.20	$1,205,601
John A. Addison, Jr.	(6)	$750,000	$1,500,000	$3,000,000	$1,125,000	$1,250,000	$1,562,500	$5,620,620
	02/11/14								20,090	30,135	$41.20	$1,205,601
Glenn J. Williams	(6)	N/A	$600,000	$1,200,000	$675,000	$750,000	$937,500	$2,810,310
	02/11/14								11,955	23,911	$41.20	$792,390
Peter W. Schneider	(6)	N/A	$600,000	$1,200,000	$540,000	$600,000	$750,000	$2,107,733
	02/11/14								11,737	11,737	$41.20	$630,746
Gregory C. Pitts	(6)	N/A	$300,000	$600,000	$450,000	$500,000	$625,000	$2,107,733
	02/11/14								9,207	10,044	$41.20	$505,280
Alison S. Rand	(6)	N/A	$300,000	$600,000	$450,000	$500,000	$625,000	$2,107,733
	02/11/14								9,207	10,044	$41.20	$505,280

(1)	Represents total incentive award amounts for each named executive officer for performance in fiscal 2014, which were paid in February and March 2015.
(2)	The cash incentive award and the number of restricted stock units and non-qualified stock options awarded to each named executive officer under the incentive compensation plan in February 2015 for performance in fiscal 2014, as well as the grant date fair value of such awards, are set forth below:

Fiscal 2015 Grants for Fiscal 2014 Performance

	Cash Incentive Award	Stock Incentive Award			Total Incentive Award
		Number of RSUs Awarded (a)	Number of Stock Options Awarded (b)	Total Equity Award Value
D. Richard Williams	$1,621,500	23,364	—	$1,250,000	$2,871,500
John A. Addison, Jr.	$1,621,500	23,364	—	$1,250,000	$2,871,500
Glenn J. Williams	$648,600	9,672	19,345	$862,500	$1,511,100
Peter W. Schneider	$648,600	9,672	9,672	$690,000	$1,338,600
Gregory C. Pitts	$324,300	7,881	8,598	$575,000	$899,300
Alison S. Rand	$324,300	7,881	8,598	$575,000	$899,300

(a)	The number of restricted stock units awarded was based on the award value, as determined by the Compensation Committee, divided by $53.50, which was the closing price of our common stock on the trading day immediately preceding the grant date.
(b)	The Compensation Committee did not use an accounting valuation model to determine the number of non-qualified stock options to be issued to each continuing named executive officer. Rather, each stock option was valued at one-third of the value of a restricted stock unit. In February 2015, the number of stock options awarded was based on the aggregate award value, as determined by the Compensation Committee, divided by $53.50, which was the closing price of our common stock on the trading day immediately preceding the grant date, multiplied by three. For more information regarding fair value of awards, see “— Grant Date Fair Value of Stock and Option Awards (Column M).”

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(3)	Represents a designated percentage of operating income before income taxes for fiscal 2014, which was equal to $281.0 million. “Operating income before income taxes” is defined as Primerica’s income from continuing operations before income taxes, adjusted to exclude the impact of realized investment gains and losses and the compensation expense associated with the Co-Chief Executive Officer transition agreements. The maximum permissible payout was determined in the aggregate only and it is not broken down between the cash and equity components.
(4)	Represents restricted shares granted under the incentive compensation plan in February 2014 for performance in fiscal 2013. The right to receive these shares was disclosed as an estimated future payout in our 2014 proxy statement.
(5)	Represents non-qualified stock options granted under the incentive compensation plan in February 2014 for performance in fiscal 2013. The right to receive these options was disclosed as an estimated future payout in our 2014 proxy statement.
(6)	The Compensation Committee approved the 2014 incentive compensation program on February 11, 2014. Grants under that program were made on February 23, 2015.

Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Columns C, D and E)

These amounts reflect the annual incentive compensation amounts that could have been earned during fiscal 2014 based upon the achievement of performance goals under the Omnibus Incentive Plan. The threshold and target levels for our Co-Chief Executive Officers represent 100% and 200% of annual base salary, respectively. For our other named executive officers, these amounts are set annually by the Compensation Committee. Although the maximum permissible incentive compensation payout was equal to a designated percentage of operating income before income taxes (See Column I), the Compensation Committee determined the actual cash award based on the achievement of corporate performance objectives. The 2014 incentive program provided for a maximum payout of 200% of target.

The annual cash incentive compensation earned in fiscal 2014 by our named executive officers was approved by the Compensation Committee and paid in February 2015. These amounts are reflected in column (G) of the “— Summary Compensation Table”.

Estimated Future Payouts Under Equity Incentive Plan Awards (Columns F, G and H)

The target equity incentive award represents an amount designated by the Compensation Committee at the beginning of fiscal 2014. Although the maximum permissible incentive compensation payout was equal to a designated percentage of operating income before income taxes (see Column I), the Compensation Committee determined the actual equity award based on the achievement of personal performance objectives. The incentive program provided for a threshold payout of 90% of target and a maximum payout equal to 125% of target.

Maximum Based on 162(m) Bonus Pool (Column I)

The overall maximum incentive award, which is equal to a specified percentage of operating income before income taxes, reflects an aggregate maximum for cash incentive and stock-based incentive awards.

All Other Stock Awards (Column J)

This column represents restricted stock units granted in February 2014 for fiscal 2013 performance. The restrictions on these restricted stock units lapse in equal installments on March 1 of the subsequent three years. Further, the restrictions on the restricted stock units lapse automatically upon the death of the grantee and upon the retirement of any employee so long as he or she is at least 55 years of age and his or her age plus years of service equals at least 75. Upon disability of the grantee, the restricted stock continues to vest for 12 months and, if the grantee remains on approved disability leave, then the unvested portion vests as of the first anniversary of the commencement of such disability leave. Holders of restricted stock units do not have the right to vote or dispose of their restricted stock units, but the awards do receive dividend equivalents.

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All Other Option Awards (Column K)

This column represents stock options granted in February 2014 for fiscal 2013 performance. The restrictions on all non-qualified stock options lapse in equal installments on March 1 of the subsequent three years. Further, the restrictions on the options lapse automatically upon the death of the grantee and upon the retirement of any employee so long as he or she is at least 55 years of age and his or her age plus years of service equals at least 75. Upon disability of the grantee, the options continue to vest for 12 months and, if the grantee remains on approved disability leave, then the unvested portion vests as of the first anniversary of the commencement of such disability leave.

Exercise or Base Price of Option Awards (Column L)

The exercise price is equal to the closing price of our common stock on the trading day immediately preceding the grant date.

Grant Date Fair Value of Stock and Option Awards (Column M)

As required by the SEC, the grant date fair value of restricted stock units in this table is equal to the number of restricted stock units awarded multiplied by the closing price of our common stock on the trading day immediately preceding the grant date. The grant date fair value of stock options in the table was estimated on the date of grant using the Black-Scholes option-pricing model. All inputs into the Black-Scholes model were estimates made at the time of grant and determined in accordance with the guidance prescribed by Accounting Standards Codification paragraphs 718-55-21 through 718-55-26.

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Outstanding Equity Awards at Fiscal Year-End Table

Primerica Awards

The following table sets forth information regarding Primerica equity awards outstanding as of December 31, 2014, based on the closing price of our common stock on that date of $54.26 per share.

		Option Awards					Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Name		Exercisable	Unexercisable
D. Richard Williams	02/21/12	—	—		—	—	16,311	(1)	$885,035
	02/20/13	13,190	26,382	(2)	$32.63	2/20/2023	17,588	(2)	$954,325
	02/11/14	—	30,135	(3)	$41.20	2/11/2024	20,090	(3)	$1,090,083

							53,989		$2,929,443
John A. Addison, Jr.	02/21/12	—	—		—	—	16,311	(1)	$885,035
	02/20/13	13,190	26,382	(2)	$32.63	2/20/2023	17,588	(2)	$954,325
	02/11/14	—	30,135	(3)	$41.20	2/11/2024	20,090	(3)	$1,090,083

							53,989		$2,929,443
Glenn J. Williams	02/21/12	—	—		—	—	5,876	(1)	$318,832
	02/20/13	4,902	9,804	(2)	$32.63	2/20/2023	6,536	(2)	$354,643
	02/11/14	—	23,911	(3)	$41.20	2/11/2024	11,955	(3)	$648,678

							24,367		$1,322,153
Peter W. Schneider	02/21/12	—	—		—	—	5,876	(1)	$318,832
	02/20/13	4,902	9,804	(2)	$32.63	2/20/2023	6,536	(2)	$354,643
	02/11/14	—	11,737	(3)	$41.20	2/11/2024	11,737	(3)	$636,850

							24,149		$1,310,325
Gregory C. Pitts	02/21/12	—	—		—	—	5,223	(1)	$283,400
	02/20/13	4,198	8,396	(2)	$32.63	2/20/2023	5,598	(2)	$303,747
	02/11/14	—	10,044	(3)	$41.20	2/11/2024	9,207	(3)	$499,572

							20,028		$1,086,719
Alison S. Rand	02/21/12	—	—		—	—	5,223	(1)	$283,400
	02/20/13	—	8,715	(2)	$32.63	2/20/2023	5,810	(2)	$315,251
	02/11/14	—	10,044	(3)	$41.20	2/11/2024	9,207	(3)	$499,572

							20,240		$1,098,222

(1)	Scheduled to vest on February 21, 2015.
(2)	Scheduled to vest in equal installments on March 1, 2015, and March 1, 2016.
(3)	Scheduled to vest in equal annual installments on March 1, 2015, March 1, 2016 and March 1, 2017, and automatically vests on the date that a recipient retires from the Company so long as he or she is at least 55 years of age and his or her age plus years of service equals at least 75.

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Citigroup Awards

The following table sets forth information regarding Citigroup equity awards held by our named executive officers as of December 31, 2014. All share numbers and exercise prices reflect a 10-for-1 reverse stock split effected on May 9, 2011.

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) (1)	Option Exercise Price ($)	Option Expiration Date
Peter W. Schneider	10/29/2009	4,000	$40.80	10/29/2015

(1)	The options were scheduled to vest in three equal annual installments beginning on October 29, 2010, but vesting was accelerated to April 15, 2010 in connection with the IPO. The closing price of Citigroup’s common stock on December 31, 2014 on the NYSE was $54.11 per share.

Fiscal 2014 Option Exercises and Stock Vested Table

This table shows restricted stock held by our named executive officers for which restrictions lapsed during fiscal 2014. The dollar values shown in this table reflect the value realized on the vesting date, which differ from the grant date fair value disclosed elsewhere in this Proxy Statement.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (3)
D. Richard Williams	—	—	31,563	$1,394,277
John A. Addison, Jr.	—	—	31,563	$1,394,277
Glenn J. Williams	—	—	14,958	$660,706
Peter W. Schneider	—	—	14,958	$660,706
Gregory C. Pitts	—	—	13,189	$582,498
Alison S. Rand	4,357	$53,112	13,295	$587,249

(1)	Represents the number of options exercised multiplied by the difference between the closing price on the trading day next preceding the date of exercise less the option exercise price.
(2)	Includes shares that were withheld for the payment of taxes due upon the vesting of the restricted stock awards.
(3)	Represents the number of shares of our common stock acquired on the vesting dates of February 21, 2014, February 22, 2014 and March 1, 2014, multiplied by the closing stock price of our common stock of $43.84, $44.14 and $44.82 per share, respectively, on the previous trading day or, if not a trading day, the next trading day prior to that date.

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Pension Plan Table

The following table sets forth information for each of our named executive officers who participates in a plan that provides for payments or other benefits at, following, or in connection with retirement. These benefits are all provided under Citigroup plans, and Citigroup provided the plan descriptions. Primerica does not have a pension plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit (1) ($)	Payments During Last Fiscal Year ($)
D. Richard Williams	The Citigroup Pension Plan	28.42	$284,351	$—
	Travelers Nonqualified Plan	22.42	$159,787	$—
John A. Addison, Jr.	Travelers Nonqualified Plan	19.08	$79,626	$4,433
Glenn J. Williams	The Citigroup Pension Plan	8.00	$67,047	$—
	Travelers Nonqualified Plan	2.00	$5,923	$—
Peter W. Schneider	The Citigroup Pension Plan	7.50	$78,751	$—
	Travelers Nonqualified Plan	1.50	$11,716	$—

(1)	The material assumptions used in determining the present value of the plan benefits are (a) a discount rate of 4.75%, and (b) an interest credit rate on cash balance plan benefits of 3.75%.

The Citigroup Pension Plan

The purpose of this broad-based, tax-qualified retirement plan is to provide retirement income on a tax-deferred basis to all U.S. employees of Citigroup, including Primerica’s employees through April 7, 2010, the closing date of the IPO. Effective January 1, 2002, this plan adopted a single cash balance benefit formula for most of the covered population, including our named executive officers. This benefit is expressed in the form of a hypothetical account balance. Benefit credits accrued annually at a rate between 1.5% and 6% of eligible compensation; the rate increased with age and service. Interest credits are applied annually to the prior year’s balance, and are based on the yield on 30-year Treasury bonds (as published by the Internal Revenue Service). Employees became eligible to participate in The Citigroup Pension Plan after one year of service, and benefits generally vested after three years of service. Effective December 31, 2006, The Citigroup Pension Plan was closed to new members, and effective December 31, 2007, future cash balance plan accruals ceased. All of our named executive officers were eligible for benefit accruals under this plan and continue to earn interest credits, like other participants.

Eligible compensation generally includes base salary and wages, plus shift differential and overtime (including any before-tax contributions to a 401(k) plan or other benefit plans), incentive awards paid in cash during such year, including any amount payable for such year, but deferred under a deferred compensation agreement, commissions paid during such year, any incentive bonus or commission granted during such year in the form of restricted stock or stock options under The Citigroup Capital Accumulation Plan, but excluding compensation payable after termination of employment, sign-on and retention bonuses, severance pay, cash and non-cash fringe benefits, reimbursements, tuition benefits, payment for unused vacation, any amount attributable to the exercise of a stock option, or attributable to the vesting of, or an 83(b) election with respect to, an award of restricted stock, moving expenses, welfare benefits, and payouts of deferred compensation. Annual eligible compensation was limited by Internal Revenue Service rules to $225,000 for 2007 (the final year of cash balance benefit accrual).

The normal form of benefit under The Citigroup Pension Plan is a joint and survivor annuity for married participants (payable over the life of the participant and spouse) and a single life annuity for unmarried participants (payable for the participant’s life only). Although the normal form of the benefit is an annuity, the hypothetical

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account balance is also payable as a single lump sum, at the election of the participant. The Citigroup Pension Plan’s normal retirement age is 65 years old. All optional forms of benefit under this formula available to our named executive officers are actuarially equivalent to the normal form of benefit. Benefits are eligible for commencement under the plan upon termination of employment at any age, so there is no separate eligibility for early retirement.

The Travelers Retirement Benefits Equalization Plan

The Travelers Nonqualified Plan, a nonqualified retirement plan, provides retirement benefits using the applicable Citigroup Pension Plan formula, but based on The Citigroup Pension Plan’s definition of (i) compensation, in excess of the Code’s qualified plan compensation limit ($170,000 for 2001), or (ii) benefits, in excess of the Code’s qualified plan benefit limit ($140,000 for 2001). In 1994, the Travelers Nonqualified Plan was amended to limit qualifying compensation under the plan to $300,000 and was further amended in 2001 to cease benefit accruals after 2001 for most participants (including our named executive officers).

All other terms of the Travelers Nonqualified Plan are the same as under The Citigroup Pension Plan, including definitions of eligible compensation and normal retirement age. The optional forms of benefit available under the Travelers Nonqualified Plan and their equivalent values are the same as those under The Citigroup Pension Plan.

Potential Payments and Other Benefits Upon Termination or Change of Control

As required by the rules of the SEC, this section describes payments that would have been made under employment agreements that were in place with our named executive officers as of December 31, 2014. In connection with CEO succession, all of the agreements were modified in January 2015. For a description of the revised agreements, see “— Transition Agreements with Former Co-Chief Executive Officers” and “— Employment Agreements with Continuing Named Executive Officers”.

The employment agreements in place as of December 31, 2014 included change-of-control provisions that were designed to provide protection to the named executive officers so they are not distracted by their personal, professional and financial situations at a time when Primerica needs them to remain focused on their responsibilities, which is in Primerica’s best interests and those of all its stockholders. These agreements provided for a “double-trigger” payout only in the event of both (i) a change in control and (ii) the named executive officer is either terminated from his or her position or terminates his or her employment for good reason within a limited period of time after the transaction.

Potential payments to our named executive officers in the event of a change of control under our the employment agreements in place as of December 31, 2014 are reported below. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the named executive officers, which would only be known at the time that they become eligible for payment. The amounts shown in the table are the amounts that could be payable under plans and arrangements in place as of December 31, 2014 if the named executive officer’s employment had terminated as of that date. The table below does not include amounts to which our named executive officers would be entitled that are already described in the compensation tables appearing earlier in this Proxy Statement, including the value of equity awards that have already vested. The definitions of “cause,” “good reason” and “change of control” that were included in the agreements as of December 31, 2014 follow the table.

A =	Severance arrangement for termination without cause or for good reason
B =	Termination for cause
C =	Voluntary termination
D =	Termination without cause after a change of control
E =	Death or disability

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Name		Cash Severance	Bonus Earned as of Event Date (1)	Sec 280G Excise Tax and Related Gross-Up (2)	Total Cash Payments	Vesting of Unvested Long-Term Awards (3)	Health and Welfare Continuation (4)
D. Richard Williams	A	$4,500,000(5)	$1,621,500	—	$6,121,500	$3,893,649	$33,602
	B	—	—	—	$—	—	$33,602	(9)
	C	—	$1,621,500	—	$1,621,500	—	$33,602
	D	$6,750,000(6)	$1,621,500	—	$8,371,500	$3,893,649	$33,602
	E	—	$1,621,500	—	$1,621,500	$3,893,649	$33,602
John A. Addison, Jr.	A	$4,500,000(5)	$1,621,500	—	$6,121,500	$3,893,649	$23,304
	B	—	—	—	$—	—	$23,304	(9)
	C	—	$1,621,500	—	$1,621,500	—	$23,304
	D	$6,750,000(6)	$1,621,500	—	$8,371,500	$3,893,649	$23,304
	E	—	$1,621,500	—	$1,621,500	$3,893,649	$23,304
Glenn J. Williams	A	$1,150,000(7)	$648,600	—	$1,798,600	$1,846,492	$28,576
	B	—	—	—	$—	—	—
	C	—	$648,600	—	$648,600	—	—
	D	$1,725,000(8)	$648,600	—	$2,373,600	$1,846,492	$28,576
	E	—	$648,600	—	$648,600	$1,846,492	$28,576
Peter W. Schneider	A	$1,050,000(7)	$648,600	—	$1,698,600	$1,675,670	$19,819
	B	—	—	—	$—	—	—
	C	—	$648,600	—	$648,600	—	—
	D	$1,575,000(8)	$648,600	—	$2,223,600	$1,675,670	$19,819
	E	—	$648,600	—	$648,600	$1,675,670	$19,819
Gregory C. Pitts	A	$750,000(7)	$324,300	—	$1,074,300	$1,399,499	$28,576
	B	—	—	—	$—	—	—
	C	—	$324,300	—	$324,300	—	—
	D	$1,125,000(8)	$324,300	—	$1,449,300	$1,399,499	$28,576
	E	—	$324,300	—	$324,300	$1,399,499	$28,576
Alison S. Rand	A	$750,000(7)	$324,300	—	$1,074,300	$1,417,902	$18,969
	B	—	—	—	$—	—	—
	C	—	$324,300	—	$324,300	—	—
	D	$1,125,000(8)	$324,300	—	$1,449,300	$1,417,902	$18,969
	E	—	$324,300	—	$324,300	$1,417,902	$18,969

(1)	Our named executive officers are entitled to a pro rata share of the current fiscal year incentive awards in the event of termination without cause or after a change of control. Amounts in this table assume a termination date of December 31, 2014, and reflect cash incentive compensation earned for fiscal 2014 performance.
(2)	No named executive officer is entitled to an excise tax gross-up payment under Section 4999 of the Code.
(3)	The value of unvested restricted shares and restricted stock units is equal to the closing price of our common stock on December 31, 2014, multiplied by the number of outstanding restricted shares and restricted stock units. The value of unvested non-qualified stock options is equal to the closing price of our common stock on December 31, 2014 minus the option exercise price, multiplied by the number of unvested stock options. On December 31, 2014, the closing price of our common stock on the NYSE was $54.26 per share. Upon termination without cause due to death or disability, or for good reason, the equity awards automatically vest in accordance with their terms. These values disregard the automatic vesting of awards upon the retirement of an eligible employee.
(4)	Health and welfare benefits are continued for up to 18 months from the separation date based on current elections and plan premiums.
(5)	Cash severance is equal to 200% of the sum of current annual base salary and target bonus.
(6)	Cash severance is equal to 300% of the sum of current annual base salary and target bonus.
(7)	Cash severance is equal to 100% of the sum of current annual base salary and target bonus.
(8)	Cash severance is equal to 150% of the sum of current annual base salary and target bonus.
(9)	Health and welfare would not be paid in the event the named executive officer was terminated for gross misconduct.

A named executive officer’s rights upon the termination of his or her employment will depend upon the circumstances of the termination. Central to an understanding of the rights of each named executive officer under the employment agreements is an understanding of the definitions of “cause,” “good reason” and “change of control” that are used in those agreements.

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Cause means (i) the executive’s willful misconduct or gross negligence that causes material harm to the Company; (ii) the executive’s habitual substance abuse; (iii) the executive’s willful and continued failure (other than as a result of physical or mental incapacity) to perform the duties of the executive’s position or to follow the legal direction of our Board following written notice from our Board specifying such failure; (iv) the executive’s being convicted of, or pleading guilty or nolo contendere to a felony or a crime involving moral turpitude; (v) the executive’s willful theft, embezzlement or act of comparable dishonesty against the Company; or (vi) a material breach by the executive of his or her employment agreement, which breach is not (if curable) cured by the executive within 30 days following his receipt of written notice thereof.

For purposes of the definition of “cause,” no act or failure to act by the executive shall be considered willful unless it is done, or omitted to be done, in bad faith and without reasonable belief that the executive’s action or omission was in the best interests of the Company.

Good Reason means in the absence of the executive’s written consent, (i) a material diminution by the Company in the executive’s annual base salary or a material diminution in the executive’s target bonus opportunity as a percentage of the executive’s annual base salary; (ii) a material diminution in the executive’s authority, duties or responsibilities, provided that a change in the executive’s reporting relationship shall not constitute “good reason”; (iii) the Company requiring the executive’s principal business location to be at any office or location more than 50 miles from the executive’s principal business location as of immediately prior to such relocation (other than to an office or location closer to the executive’s home residence); or (iv) any material breach of the executive’s employment agreement by the Company.

Change of Control means (i) any person is or becomes a beneficial owner of securities of the Company representing 35 percent or more of the combined voting power of the Company’s then outstanding securities (other than through acquisitions from the Company); (ii) any plan or proposal for the dissolution or liquidation of the Company is adopted by the stockholders of the Company; (iii) individuals who constitute our Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of our Board; provided, however, that any individual becoming a director whose election, or nomination for election by our stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than our Board; (iv) all or substantially all of the assets of the Company are sold, transferred or distributed; or (v) there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company, in each case, with respect to which the stockholders of the Company immediately prior to such transaction do not, immediately after the transaction, own more than 50 percent of the combined voting power of the Company or other entity resulting from such transaction in substantially the same respective proportions as such stockholders’ ownership of the voting power of the Company immediately before such transaction.

Transition Agreements with Former Co-Chief Executive Officers

Messrs. Addison and R. Williams, our former Co-Chief Executive Officers, accepted non-executive positions with the Company as of April 1, 2015. Effective as of January 5, 2015, the Company entered into transition agreements with them (the “Transition Agreements”). The employment agreements between the Company and each of them dated as of August 19, 2010 (the “Former CEO Employment Agreements”), remained in full force and effect until April 1, 2015, except to the

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extent superseded by the Transition Agreements. The Transition Agreements provided for Messrs. Addison and R. Williams to each receive a cash payment on or about April 1, 2015 that is equal to the total of (i) his base salary from April 1, 2015 through August 18, 2015 (the date that the Former CEO Employment Agreements were scheduled to terminate); and (ii) a pro rata portion of his target short-term bonus opportunity for 2015 as if they had worked through August 18, 2015. In addition, the Transition Agreements provide for an extension of the term of the non-competition and related provisions of the Former CEO Employment Agreements from 18 months after their employment ends to 24 months from the earlier of (i) April 1, 2016 or (ii) the date that he ceases to serve as a member of our Board and, as consideration therefor, Messrs. Addison and R. Williams each received a cash payment on or about April 1, 2015 that reflected the pro rata portion of his target long-term incentive opportunity for 2015 as if they had worked through August 18, 2015. The Transition Agreements also provide that, if elected to our Board of Directors at the 2015 Annual Stockholders Meeting, each of Messrs. Addison and R. Williams shall receive the annual cash and equity retainer that is paid to non-management directors as well as $100,000 for their roles as non-executive Chairman of the Board and non-executive Chairman of Primerica Distribution, respectively. The Transition Agreements further provide that Messrs. Addison and R. Williams will be provided with secretarial support for two years, and that during that time Mr. Addison will be provided with office space in Gainesville, Georgia.

Employment Agreements with Continuing Named Executive Officers

We amended and restated the employment agreements with our continuing named executive officers on January 2, 2015, and the new agreements took effect as of January 5, 2015 or, in the case of Mr. G. Williams, our new Chief Executive Officer, April 1, 2015.

Comparison of Employment Agreements for Our New Chief Executive Officer and Our Continuing Named Executive Officers

The Chief Executive Officer employment agreement differs slightly from the other named executive officer employment agreements as described below:

Item	New Chief Executive Officer	Other Continuing Named Executive Officers
Term of Employment Agreements	Three-year term, expiring on April 1, 2018 followed by annual auto-renewals	Three-year term, expiring on January 5, 2018 followed by annual auto-renewals
Annual Base Salary	Subject to annual review and may be increased but not decreased as a result of such review	Subject to annual review and may be increased or decreased as a result of such review
Target Cash Incentive Award	200% of annual base salary for 2015 and unspecified for future years	Specified annually by the Compensation Committee
Severance Benefits for Termination Without Cause or by the Executive for Good Reason	200% of the sum of annual base salary and target bonus	100% of the sum of annual base salary and target bonus

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Item	New Chief Executive Officer	Other Continuing Named Executive Officers
Severance Benefits for Termination Without Cause or by the Executive for Good Reason Following Contract Non-Renewal	200% of the sum of annual base salary and target bonus if terminated within two years of contract non-renewal	100% of the sum of annual base salary and target bonus if terminated within one year of contract non-renewal
Severance Benefits for Termination Without Cause or by the Executive for Good Reason Following a Change of Control	No separate change of control provision	150% of the sum of annual base salary and target bonus until June 1, 2016 and then no separate change of control provision
Non-Competition Covenant	Expires 24 months after employment termination	Expires 18 months after employment termination

Positions and Employment Period

Pursuant to his employment agreement, Mr. G. Williams has been appointed Chief Executive Officer and he has been nominated to serve on our Board as of April 1, 2015. His employment agreement and each employment agreement for the other continuing named executive officers has a three year term, followed by annual automatic one year renewals unless terminated by either party within 90 days prior to the completion of the term.

Base Salary

The Chief Executive Officer’s annual base salary during the period of his employment shall be no less than $750,000, subject to annual review by the Compensation Committee for increase but not decrease pursuant to its normal performance review policies for senior executives. The employment agreements provide that the annual base salary for our other named executive officers are $550,000 for Mr. Schneider and $500,000 for each of Ms. Rand and Mr. Pitts, subject to increase or decrease as a result of annual review by the Compensation Committee pursuant to its normal performance review policies for senior executives.

Annual Cash Bonus

The Chief Executive Officer will be eligible to receive an annual cash bonus upon achieving certain performance targets that shall be established in good faith by the Compensation Committee, with the threshold and target annual cash bonus amounts for 2015 being equal to 100% and 200%, respectively, of the Chief Executive Officer’s annual base salary and being set by the Compensation Committee in future years. Each continuing named executive officer, other than the Chief Executive Officer, will be eligible to receive an annual cash bonus upon achieving certain performance targets that shall be established by the Compensation Committee, with such executive’s target annual cash bonus opportunity to be determined by the Compensation Committee based upon the recommendations of the Chief Executive Officer.

Long-Term Incentive Awards

Each continuing named executive officer is eligible to receive, in the good faith discretion of the Compensation Committee, annual equity compensation awards granted pursuant to the Company’s long-term incentive compensation arrangements. Any outstanding long-term incentive awards will vest upon the termination of executive’s employment (i) by the Company without cause or due to the executive’s disability or death or (ii) by the executive for good reason.

Post-Termination Payments

The material terms and conditions of the severance provisions of the employment agreements are set forth below.

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For Cause or By the Executive Without Good Reason

If an executive terminates his or her employment without good reason, then the Company shall pay the executive any accrued but unpaid annual base salary, any accrued but unused vacation pay, any accrued but unpaid annual bonus for the fiscal year prior to the year of termination and any amounts or benefits due to the executive as of the date of his or her termination under the Company’s plans or programs (together, “Accrued Compensation”). If an executive is terminated by the Company for cause, then the executive shall be entitled to receive from the Company the Accrued Compensation, except that he or she will not be entitled to his or her annual bonus for the previous fiscal year of the Company.

Death or Disability

If an executive’s employment is terminated as a result of his or her death or disability, then the Company shall pay to the executive or his or her estate (if termination results from the executive’s death) the Accrued Compensation and a pro-rated annual bonus (based on actual performance) for the fiscal year of the termination (the “Pro-Rated Bonus”). In addition, the Company shall provide to the executive and his or her dependents for a period of 18 months following the date of such termination medical (including vision and dental) benefits equal to those that would have been provided to the executive and to such dependents under a Company-sponsored plan if the executive’s employment had not been terminated (so long as the executive pays any applicable premiums and is not employed with another employer and covered by an employer-sponsored plan providing substantially equivalent medical or life insurance benefits). During this 18-month period, the Company will pay to the executive a monthly amount equal to the premium required to be paid by the executive for such benefits (the “Health Benefits”).

By Executive For Good Reason or by the Company Without Cause

If the Chief Executive Officer’s employment is terminated (i) by the Chief Executive Officer for good reason or (ii) by the Company for any reason other than cause, death or disability, then, subject to the Chief Executive Officer’s timely execution and delivery of a release of claims against the Company, the Company shall (a) pay to the Chief Executive Officer the Accrued Compensation and Pro-Rated Bonus; (b) pay to the Chief Executive Officer in a lump sum in cash, no later than the 60th day following his termination, an amount equal to two times the sum of the Chief Executive Officer’s annual base salary and target bonus as of the date of his termination; and (c) provide to the Chief Executive Officer the Health Benefits.

If a named executive officer’s, other than the Chief Executive Officer’s, employment is terminated (i) by such executive for good reason or (ii) by the Company for any reason other than cause, death or disability, then, subject to the executive’s timely execution and delivery of a release of claims against the Company, the Company shall (a) pay to such executive Accrued Compensation and the Pro-Rated Bonus; (b) pay to such executive in a lump sum in cash, no later than the 60th day following the executive’s termination, an amount equal to one times the sum of the executive’s annual base salary and target bonus as of the date of the executive’s termination, provided that for a termination occurring before June 1, 2016, such amount shall be one and one-half times the sum of his or her annual base salary and target bonus as of the date of termination if his or her termination occurs during the six months prior to or during the two-year period following a change of control; and (c) provide to such executive the Health Benefits.

Defined Terms

The terms “cause” and “change of control” are defined in the applicable employment agreement and are summarized above under “— Potential Payments and Other Benefits Upon

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Termination or Change of Control.” The term “good reason” was modified in the revised employment agreements to mean, in the absence of the executive’s written consent, (i) a material diminution by the Company in the executive’s annual base salary or a material diminution in the executive’s target bonus opportunity as a percentage of the executive’s annual base salary, unless replaced by one or more other bonus or incentive opportunities with a comparable aggregate bonus and incentive opportunity; (ii) a material diminution in the executive’s authority, duties or responsibilities; (iii) the Company requiring the executive’s principal business location to be at any office or location more than 50 miles from the executive’s principal business location as of immediately prior to such relocation (other than to an office or location closer to the executive’s home residence); or (iv) any material breach of the executive’s employment agreement by the Company.

Restrictive Covenants

Each executive is prohibited from disclosing any confidential information or trade secrets of the Company during the period of his or her employment and for an 18-month period (two-years for the Chief Executive Officer) (in each case, the “Restricted Period”) following his or her termination, and the Company retains ownership of any work product and inventions developed by the executive during the period of his or her employment (but the Chief Executive Officer retains the right to use speeches, addresses and presentations made during such period). Additionally, during the period of the executive’s employment and during the Restricted Period, each executive is prohibited from recruiting, except during the period of his or her employment in connection with satisfying his or her duties to the Company, any person who is or was at any time during the previous six months an employee or representative of the Company or any of its affiliates. Finally, each executive is prohibited from competing with, or soliciting the business of any of the clients of, the Company during the period of his or her employment and the Restricted Period. This restriction on competition extends to any business or entity that engages in, or is working to engage in, the network marketing of life, auto or property insurance products, mutual funds, variable annuities or securities similar to those offered by the Company, to the extent operating in the United States, Canada or any other territory in which the Company operates prior to, or on the date of, termination of the executive’s employment. In addition, if the Chief Executive Officer is terminated under circumstances that result in the receipt of severance payments, then during the Restricted Period he is prohibited from providing full-time services to any entity that engages in the network marketing of any products direct to the consumer, provided that he may avoid applicability of this provision by repaying to the Company any and all severance payments that he has received.

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Audit Committee Report

Committee Composition and Skills

The Audit Committee is composed of four non-employee directors. The Board of Directors has determined that each member of the Audit Committee is “independent” and financially literate and that at least one member has accounting or other related financial management expertise, in each case as such qualifications are defined under the Listing Standards of the NYSE. The Board of Directors has also determined that each of Messrs. McCullough and Crittenden and Ms. Day qualify as “audit committee financial experts” as defined by the SEC. All of the Audit Committee members attended in excess of 90% of the meetings held during fiscal 2014 (or during such time as the director was a member of the Audit Committee). See “Board of Directors — Board Members” for a matrix highlighting the skills of each Audit Committee member and a description of the business background of each Audit Committee member.

Responsibilities of the Audit Committee, Management and the External Auditor

The Audit Committee is responsible for the appointment, compensation and oversight of KPMG, the Company’s independent registered public accounting firm. Further, it is responsible for monitoring and overseeing the Company’s financial reporting, internal controls and internal audit functions, as set forth in the written charter adopted by our Board. In connection with its oversight of the Company’s internal audit function, the Audit Committee reviewed the internal audit plan, competencies and staffing for fiscal 2014. The Company’s Chief Internal Auditor reports directly to the Audit Committee and meets with the Audit Committee in executive session at least quarterly. In addition, the Audit Committee oversees the Company’s risk function and it receives quarterly reports from the Company’s Chief Risk Officer on changes to the Company’s risk profile. The Audit Committee also ensures that management has established procedures relating to any complaints received by the Company regarding accounting, internal controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. Finally, the Audit Committee reviews and discusses the quarterly and annual earnings press releases, consolidated financial statements (including the presentation of non-GAAP financial information) and Form 10-Q and Form 10-K disclosures under the heading “Management’s Discussion and Analysis and Financial Condition and Results of Operations” with management, the internal auditors and the independent auditors. The Audit Committee Charter is available in the Corporate Governance section of our investor relations website at www.investors.primerica.com. During fiscal 2014, the Audit Committee held 11 meetings.

Management is responsible for:

•	The presentation and integrity of the Company’s consolidated financial statements;

•	Selecting accounting and financial reporting principles;

•	Establishing and maintaining disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act);

•	Establishing and maintaining internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act);

•	Evaluating the effectiveness of disclosure controls and procedures;

•	Evaluating the effectiveness of internal control over financial reporting; and

•	Evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting.

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AUDIT MATTERS

KPMG was responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with GAAP as well as an audit of internal control over financial reporting. The Audit Committee reviewed KPMG’s Report of Independent Registered Public Accounting Firm included in the 2014 Annual Report related to its audit of the consolidated financial statements.

Appointment, Compensation and Oversight of the Independent Registered Public Accounting Firm

KPMG has served as the Company’s independent public registered public accounting firm since before the IPO in 2010. Prior to retaining KPMG for fiscal 2014, the Audit Committee evaluated KPMG’s performance with respect to fiscal 2013. In conducting this annual evaluation, the Audit Committee reviewed responses to questionnaires completed by members of the Audit Committee and management that covered areas such as independence (including the extent of non-audit services and fees), technical expertise, industry knowledge and communications with the Audit Committee. The Audit Committee also considered KPMG’s tenure and the impact on the Company of changing auditors.

After determining to retain KPMG for fiscal 2014, the Audit Committee reviewed the proposed engagement letter, which included proposed fees for fiscal 2014. Throughout fiscal 2014, the Audit Committee or the Audit Committee Chairman (pursuant to delegation by the Audit Committee) reviewed engagement letters for additional audit or non-audit projects, and the related fees, that were outside the scope of the previously approved fiscal 2014 engagement letter.

Discussions with Independent Registered Public Accounting Firm

The Audit Committee has discussed with KPMG the matters required to be discussed by PCAOB Auditing Standard No. 16. In addition, KPMG has provided the Audit Committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and the Audit Committee has discussed with KPMG the firm’s independence.

Audited Consolidated Financial Statements

The Audit Committee has reviewed and discussed the consolidated financial statements for fiscal 2014 with management and KPMG, the Company’s independent registered public accounting firm for fiscal 2014. Based on these discussions with and reports of management and the independent auditors of the Company and the Audit Committee’s review of the representations of management, as well as the discussions referenced above, the Audit Committee recommended to our Board that the audited consolidated financial statements for fiscal 2014 be included in the 2014 Annual Report for filing with the SEC.

AUDIT COMMITTEE:

Robert F. McCullough, Chair

P. George Benson

Gary L. Crittenden

Cynthia N. Day

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AUDIT MATTERS

Fees and Services of Our Independent Registered Public Accounting Firm

Pursuant to an appointment by the Audit Committee, KPMG has served as the Company’s independent registered public accounting firm for fiscal 2014 and has audited the accounts of the Company and its subsidiaries for such year.

Fees Paid to Our Independent Registered Public Accounting Firm

The following table sets forth the aggregate fees that the Company paid to KPMG in fiscal 2014 and fiscal 2013. All of the fees were approved by the Audit Committee in accordance with its policies and procedures. See “— Pre-Approval of Services Performed by Our Independent Registered Public Accounting Firm.”

	Fiscal 2014	Fiscal 2013
	(In thousands)
Audit fees (1)	$2,618	$2,734
Audit-related fees (2)	30	57
Tax fees (3)	25	57
All other fees	—	—

Total fees	$2,673	$2,848

(1)	Reflects fees for professional services performed for the annual audit, quarterly reviews of the Company’s consolidated and condensed financial statements, statutory audits of the Company’s subsidiaries and other regulatory filings or engagements, such as the issuance of comfort letters.
(2)	Reflects an annual Service Organization Control Report issued on behalf of a subsidiary of the Company and, in fiscal 2013, fees for a Canadian benefit plan audit.
(3)	Reflects fees for tax compliance services.

Non-audit fees (consisting of tax fees and all other fees) represented 1.0% of total fees in fiscal 2014.

Pre-Approval of Services Performed by Our Independent Registered Public Accounting Firm

The Company has adopted a policy regarding pre-approval of non-audit services to be performed by our independent registered public accounting firm. Specifically, non-audit fees to be incurred by our independent registered public accounting firm for services permitted by the Sarbanes-Oxley Act to be performed by such firm must be approved in advance by the Audit Committee Chair (for individual projects in amounts up to $100,000) or the Audit Committee.

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RELATED PARTY TRANSACTIONS

Policies and Procedures Governing Related Party Transactions

Our Board has adopted a written policy with respect to related party transactions. This policy provides procedures for the review, and approval or ratification, of certain transactions involving related parties required to be reported under applicable rules of the SEC. The policy, which is administered by the Audit Committee, applies to any transaction or series of transactions in which we or one of our subsidiaries is a participant, the amount involved exceeds or may be expected to exceed $120,000 in any fiscal year and a related party has a direct or indirect material interest. Certain transactions that we entered into prior to the IPO are excluded from the definition of related party transactions. Under the policy, a related party includes (i) any person who is or was, since the beginning of the last fiscal year, a director, executive officer or nominee for election as a director, (ii) a greater than 5% beneficial owner of any class of our voting securities, (iii) an immediate family member of either of the foregoing persons or (iv) any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position in which such person has a 5% or greater beneficial ownership interest. Related party transactions are referred to the Audit Committee for approval, ratification or other action. Based on its consideration of all of the relevant facts and circumstances, the Audit Committee will approve or ratify a related party transaction only if it determines the transaction is in, or is not inconsistent with, the best interests of the Company and our stockholders.

Transactions with Citigroup

As of December 13, 2011, Citigroup no longer had an ownership interest in Primerica. However, Mr. Mason, a member of Citigroup’s senior management team, continues to serve on our Board of Directors. Mr. Mason is not an executive officer of Citigroup.

In connection with the IPO, we entered into certain agreements and transactions with Citigroup that continue to be effective. In fiscal 2014, the aggregate amount we paid to Citigroup represented less than 0.5% of Citigroup’s total revenues. The Company does not believe that Mr. Mason has any material interest, whether direct or indirect, in the transactions and agreements we entered into with Citigroup in April 2010 in connection with the IPO or in any other arrangements that we have with Citigroup pursuant to which the Company pays immaterial amounts to Citigroup.

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INFORMATION ABOUT VOTING AND THE ANNUAL MEETING

We are furnishing this Proxy Statement in connection with the solicitation by our Board of Directors of proxies for the Primerica, Inc. Annual Meeting for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held on Wednesday, May 20, 2015 at 10:00 a.m., local time, at the Primerica Theater located in Primerica’s home office, One Primerica Parkway, Duluth, Georgia 30099.

We anticipate that a Notice of Internet Availability of Proxy Materials containing instructions on (1) how to access this Proxy Statement and the 2014 Annual Report to Stockholders (the “Annual Stockholders Report”) and (2) how to vote over the Internet, how to request and return a proxy card by mail and how to vote by telephone will first be mailed to our stockholders on or before April 6, 2015.

What is the purpose of this Proxy Statement?

This Proxy Statement provides information regarding matters to be voted on at the Annual Meeting. Additionally, it contains certain information that the SEC requires us to provide annually to our stockholders. This Proxy Statement is also used by our Board of Directors to solicit proxies to be used at the Annual Meeting so that all stockholders of record have an opportunity to vote on the matters to be presented at the Annual Meeting, even if they cannot attend the meeting in person. Our Board has designated a Proxy Committee, which will vote the shares represented by proxies at the Annual Meeting in the manner indicated by the proxies (the “Proxy Committee”). The members of the Proxy Committee are Glenn J. Williams, our Chief Executive Officer, and Peter W. Schneider, our President.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?

We are permitted by SEC rules to furnish our proxy materials over the Internet to our stockholders by delivering a Notice of Internet Availability of Proxy Materials in the mail. We believe that this “e-proxy” process expedites your receipt of proxy materials, while lowering the costs and reducing the environmental impact of the Annual Meeting. Unless requested, holders of our common stock will not receive a printed copy of the proxy materials in the mail. Instead, the Notice of Internet Availability of Proxy Materials instructs you on how to access and review this Proxy Statement and the Annual Stockholders Report over the Internet at www.proxyvote.com. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may vote over the Internet, how to request and return a proxy card by mail, and how to vote by telephone. If you receive a Notice of Internet Availability of Proxy Materials in the mail and would like to receive a printed copy of the proxy materials, then you should follow the instructions for requesting these materials provided in the Notice of Internet Availability of Proxy Materials.

Who is entitled to vote on the matters discussed in the Proxy Statement?

You are entitled to vote if you were a stockholder of record of our common stock as of the close of business on March 25, 2015 (the “record date”). Your shares can be voted at the Annual Meeting only if you are present in person or represented by a valid proxy.

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IINFORMATION ABOUT VOTING AND THE ANNUAL MEETING

What constitutes a quorum for the Annual Meeting?

The holders of a majority of the outstanding shares of our common stock as of the close of business on the record date must be present, either in person or represented by valid proxy, to constitute a quorum necessary to conduct the Annual Meeting. On the record date, 51,655,792 shares of our common stock were issued and outstanding. Shares represented by valid proxies received but marked as abstentions or as withholding voting authority for any or all director nominees, and shares represented by valid proxies received but reflecting broker non-votes, will be counted as present at the Annual Meeting for purposes of establishing a quorum.

How many votes am I entitled to for each share of the Company’s common stock I hold?

Each share of our common stock represented at the Annual Meeting is entitled to one vote for each director nominee with respect to the proposal to elect directors and one vote for each of the other proposals to be voted on.

What proposals will require my vote?

You are being asked to vote on the following proposals:

•	The election of the eleven director nominees named in this Proxy Statement (Proposal 1); and

•	The ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal 2015 (Proposal 2).

What vote is required to approve each proposal or elect directors, and how will my vote be counted?

Proposal 1: Election of Eleven Directors

The eleven director nominees who receive the highest number of votes cast will be elected as directors for the ensuing year. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote with respect to this proposal.

Proposal 2: Ratification of the Appointment of KPMG LLP as Our Independent Registered Public Accounting Firm

This proposal requires approval by the holders of at least a majority of the shares present in person or represented by valid proxy and entitled to vote at the Annual Meeting. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote with respect to this proposal.

How does our Board of Directors recommend that I vote?

Our Board recommends that you vote:

•	“FOR” the election of the eleven director nominees named in this Proxy Statement (Proposal 1); and

•	“FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal 2015 (Proposal 2).

What is the difference between a registered stockholder and a beneficial holder of shares?

•

If your shares of our common stock are registered directly in your name with our transfer agent, Computershare, Inc., then you are considered a “registered stockholder” with respect to those shares. Registered stockholders and holders of shares held in the Primerica, Inc. Stock Purchase Plan (the “Stock Purchase Plan”) will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access this Proxy Statement and the Annual Stockholders Report and how to vote over the Internet, how to request and return a proxy card by mail, and how to vote by telephone.

•

If your shares are held in “street name” through a broker, bank or other nominee, then you are considered the “beneficial holder” of the shares held for you. Beneficial holders of shares should refer to the instructions provided by their broker, bank

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INFORMATION ABOUT VOTING AND THE ANNUAL MEETING

or other nominee regarding how to vote their shares or to revoke previous voting instructions. The availability of Internet and telephone voting depends on the voting processes of the broker, bank or other nominee. As the beneficial holder, you have the right to direct your broker, bank or other nominee how to vote your shares. Beneficial holders may vote in person only if they have a legal proxy to vote their shares.

How do I vote?

If you are a registered stockholder, then you have four voting options. You may vote:

•	Over the Internet at the web address noted in the Notice of Internet Availability of Proxy Materials, proxy materials e-mail or proxy card that you received;

•	By telephone through the number noted on your proxy card (if you received a proxy card);

•	By signing and dating your proxy card (if you received a proxy card) and mailing it in the prepaid and addressed envelope enclosed therewith; or

•	By attending the Annual Meeting and voting in person.

We encourage you to vote your shares as soon as possible by proxy even if you plan to attend the Annual Meeting.

If you are a beneficial holder, then please refer to the instructions provided by your broker, bank or other nominee regarding how to vote.

I am a beneficial holder. How are my shares voted if I do not return voting instructions?

Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Under the rules of the NYSE, brokerage firms have the authority to vote shares on certain routine matters for which their customers do not provide voting instructions by the tenth day before the Annual Meeting. The ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal 2015 is considered a routine matter.

The election of directors is not considered a routine matter under the rules of the NYSE. If a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial holder of the shares with respect to that proposal, then the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” In tabulating the voting result for any particular proposal, shares that are subject to broker non-votes with respect to that proposal will not be considered votes either for or against the proposal. It is very important that you provide voting instructions to your brokerage firm if you want your shares to be voted at the Annual Meeting on a non-routine matter.

Can I change my mind after I vote?

If you vote by proxy, then you can revoke that proxy at any time before it is voted at the Annual Meeting. You can do this in one of the following three ways:

•	Vote again using the Internet or by telephone prior to the Annual Meeting; or

•	Sign another proxy card with a later date and return it to us prior to the Annual Meeting; or

•	Attend the Annual Meeting in person and vote in person.

How will a proposal or other matter that was not included in this Proxy Statement be handled for voting purposes if it is raised at the Annual Meeting?

If any matter that is not described in this Proxy Statement should properly come before the Annual Meeting, then the Proxy Committee will vote the shares represented by valid proxies in accordance with its best judgment. Notwithstanding the foregoing, shares represented by valid proxies that are marked to deny discretionary authority to the Proxy Committee on other matters considered at the Annual Meeting will not be voted on those other matters and will not be counted in determining the number of votes cast with respect to those

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INFORMATION ABOUT VOTING AND THE ANNUAL MEETING

other matters. At the time this Proxy Statement was printed, management was unaware of any other matters that might be presented for stockholder action at the Annual Meeting.

Who will tabulate and certify the vote?

Representatives of Broadridge Financial Solutions, Inc. (“Broadridge”) will tabulate the vote, and a representative of Carl T. Hagberg and Associates will act as the independent inspector of elections for the Annual Meeting and will certify the final vote.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials, proxy materials e-mail or proxy card?

This means that you have multiple accounts holding shares of our common stock with brokers and/or our transfer agent. You will need to vote separately with respect to each Notice of Internet Availability of Proxy Materials, proxy materials e-mail or proxy card that you receive. Please vote all of the shares you are entitled to vote.

Does the Company participate in householding?

A single set of proxy materials, along with individual proxy cards, or individual Notices of Internet Availability of Proxy Materials, will be delivered in one envelope to multiple stockholders of record having the same last name and address, unless contrary instructions have been received from an affected stockholder. This is referred to as “householding.” We believe this procedure provides greater convenience to our stockholders and saves money by reducing our printing and mailing costs and fees. If you would like to enroll in this service or receive individual copies of all documents, then please contact Broadridge by calling toll-free at 1-800-542-1061, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Alternatively, if you participate in householding and would like to revoke your consent or otherwise would like to receive separate copies of our proxy materials, then please contact Broadridge as described above and we will promptly deliver them to you upon your written or oral request.

A number of brokerage firms have instituted householding. If you hold your shares in street name, then please contact your bank, broker or other nominee to request information about householding.

How do I vote the shares that I purchased through the Stock Purchase Plan?

If you are a registered stockholder and you own shares of our common stock through the Stock Purchase Plan, and the accounts are registered in the same name, then you will receive one Notice of Internet Availability of Proxy Materials representing your combined shares. If your registered account and your Stock Purchase Plan are registered in different names, then you will receive separate Notices of Internet Availability of Proxy Materials. If you hold shares through the Stock Purchase Plan, then your vote must be received by 11:59 p.m. Eastern daylight savings time on May 19, 2015, unless you vote in person at the Annual Meeting.

What happens if I abstain from voting?

Abstentions with respect to a proposal are counted for purposes of establishing a quorum. If a quorum is present, then abstentions will have no impact on the outcome of the vote with respect to Proposal 1 (election of eleven directors) and Proposal 2 (ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal 2015).

What do I need to do if I want to attend the Annual Meeting?

You do not need to make a reservation to attend the Annual Meeting. However, attendance at the Annual Meeting is limited to Primerica stockholders, members of their immediate families or their named representatives. The Company reserves the right to limit the number

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INFORMATION ABOUT VOTING AND THE ANNUAL MEETING

of named representatives who may attend the Annual Meeting. In order to gain admittance to the meeting, you may be required to show evidence that you were a holder of our common stock on the record date.

How can I listen to the live webcast of the Annual Meeting?

You may listen to a live webcast of the Annual Meeting at www.investors.primerica.com. The webcast will allow you to listen to the Annual Meeting, but stockholders accessing the Annual Meeting through the webcast will not be considered present at the Annual Meeting and will not be able to vote their shares through the webcast or ask questions. If you plan to listen to the live webcast, then please submit your vote prior to the Annual Meeting using one of the methods described under “How do I vote?” above. An archived copy of the webcast will be available at www.investors.primerica.com until at least June 19, 2015. Registration to listen to the webcast will be required. We have included our website address for reference only. The information contained on our website is not incorporated by reference into this Proxy Statement.

How are proxies solicited and what is the cost?

We bear all expenses incurred in connection with the solicitation of proxies. We have engaged AST Phoenix Advisors, Inc. to assist with the solicitation of proxies for an annual fee of $7,000 plus expenses. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of our common stock. Our directors, officers and employees also may solicit proxies by mail, telephone and personal contact. They will not receive any additional compensation for these activities.

IN ORDER THAT YOUR SHARES OF OUR COMMON STOCK MAY BE REPRESENTED AT THE ANNUAL MEETING IN CASE YOU ARE NOT PERSONALLY PRESENT, YOU ARE REQUESTED TO FOLLOW THE VOTING INSTRUCTIONS PROVIDED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS, PROXY MATERIALS E-MAIL OR PROXY CARD.

Important Notice Regarding the Availability of Proxy Materials for the 2015 Annual Meeting of Stockholders to be Held on May 20, 2015.

The Proxy Statement and the 2014 Annual Report to Stockholders are available free of charge at www.proxyvote.com and at www.investors.primerica.com.

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OTHER STOCKHOLDER INFORMATION

Other Business for Presentation at the Annual Meeting

Our Board and management do not currently intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of 2015 Annual Meeting of Stockholders, nor are they aware of any business which other persons intend to present at the Annual Meeting.

Should any other matter or business requiring a vote of stockholders arise, the Proxy Committee intends to exercise the authority conferred by the proxy and vote the shares represented thereby in respect of any such other matter or business in accordance with its best judgment in the interest of the Company.

Other Information

Consolidated financial statements for Primerica, Inc. are included in the 2014 Annual Report, a copy of which may be obtained at the public reference room maintained by the SEC at Room 1580, 100 F Street N.E., Washington, D.C. 20549, and the NYSE. A copy of the 2014 Annual Report (excluding exhibits) will be furnished, without charge, by writing to the Corporate Secretary, Primerica, Inc., One Primerica Parkway, Duluth, Georgia 30099. The 2014 Annual Report is also available on our investor relations website at www.investors.primerica.com.

Stockholder Proposals for Inclusion in Our 2016 Proxy Statement

The Company encourages stockholders to contact the Company’s Corporate Secretary prior to submitting a stockholder proposal or any time they have concerns about the Company. At the direction of our Board, the Company’s Corporate Secretary acts as the corporate governance liaison to our stockholders.

If any stockholder intends to present a proposal for inclusion in the Company’s proxy materials for the 2016 Annual Meeting of Stockholders (the “2016 Annual Meeting”), such proposal must be received by the Company not later than the close of business at 5:00 p.m. local time on December 7, 2015, for inclusion, pursuant to Rule 14a-8 under the Exchange Act, in the Company’s proxy statement for such meeting. Such proposal also will need to comply with SEC regulations regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. In order to allow the Company to identify the proposal as being subject to Rule 14a-8 under the Exchange Act and to respond in a timely manner, stockholder proposals are required to be submitted to the Company’s Corporate Secretary as follows:

Corporate Secretary

Primerica, Inc.

One Primerica Parkway

Duluth, Georgia 30099

Fax: 470-564-6600

Procedures for Business Matters and Director Nominations for Consideration at the 2016 Annual Meeting of Stockholders

Our Amended and Restated By-Laws provide a formal procedure for bringing business before an Annual Meeting of Stockholders. A stockholder proposing to present a matter or nominate a director for consideration at the 2016 Annual Meeting is required to deliver a written notice to the Company’s Corporate Secretary, no earlier than the close of business at 5:00 p.m. local time on January 27, 2016, and not later than the close of business at 5:00 p.m. local time on February 23, 2016. In the event that

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OTHER STOCKHOLDER INFORMATION

the date of the 2016 Annual Meeting is more than 30 days before or more than 60 days after the anniversary date of the Annual Meeting , the notice must be delivered to the Company’s Corporate Secretary not earlier than the 120th day prior to the 2016 Annual Meeting and not later than the later of the 90th day prior to the 2016 Annual Meeting or, if the first public announcement of the date of the 2016 Annual Meeting is less than 100 days prior to the date of the 2016 Annual Meeting, the 10th day following the day on which public announcement of the date of the 2016 Annual Meeting is first made by the Company.

Notice Requirements for Non-Business Matters

Our Amended and Restated By-Laws contain advance notice procedures with regard to stockholder proposals not related to business matters. A stockholder’s notice to the Company’s Corporate Secretary must be in proper written form and must set forth, as to each matter that the stockholder proposes to bring before an annual meeting of stockholders, a description of the business desired to be brought before such annual meeting and the reasons for conducting that business at such annual meeting; the name and record address of that stockholder and of the beneficial owner, if any; the class and series and number of shares of each class and series of the Company’s capital stock that are owned beneficially or of record by that stockholder or by the beneficial owner, if any; a description of all arrangements, agreements or understandings between that stockholder or any beneficial owner and any other person in connection with the proposal of that business and any material interest of that stockholder in that business; information as to derivatives, swaps, options, short positions, stock borrowing or lending and transactions or arrangements that increase or decrease voting power or pecuniary interest; a representation that the stockholder is a holder of record of our stock entitled to vote at such annual meeting and that the stockholder intends to appear in person or by proxy at such annual meeting to bring that business before such annual meeting; and any other information relating to the stockholder or beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitations of proxies for the proposed business to be brought by such stockholder pursuant to the Exchange Act. The stockholder providing the notice is required to update and supplement such notice as of the record date of such annual meeting. If the notice does not contain all of the information specified in Section 5 of Article II of our Amended and Restated By-Laws, then the proposed business will not be transacted at such annual meeting. Such By-Law provisions are not intended to affect any rights of stockholders to request inclusion of proposals in the Company’s Proxy Statement pursuant to Rule 14a-8 under the Exchange Act.

Pursuant to Rule 14a-4 under the Exchange Act, if a stockholder notifies the Company after February 20, 2016, of an intent to present a proposal at the 2016 Annual Meeting (and for any reason the proposal is voted upon at the 2016 Annual Meeting), then the Proxy Committee will have the right to exercise discretionary voting authority with respect to the proposal, if presented at the 2016 Annual Meeting, without including information regarding the proposal in its proxy materials.

The foregoing notice requirements will be deemed satisfied by a stockholder if the stockholder has notified the Company of his intention to present a proposal at an annual meeting of stockholders in compliance with Rule 14a-8 (or any successor thereof) under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for such annual meeting. The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Company.

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OTHER STOCKHOLDER INFORMATION

Notice Requirements for Nomination of Directors

The Corporate Governance Committee will consider stockholder recommendations for directors. Stockholder recommendations must be forwarded by the stockholder to the Company’s Corporate Secretary with biographical data about the recommended individual.

Our Amended and Restated By-Laws provide the formal procedure for nominations by stockholders of director candidates. A stockholder intending to make such a nomination is required to deliver, to the Company’s Corporate Secretary, a notice that contains all of the information specified in Article II, Section 5 of our Amended and Restated By-Laws, including the name and record address of that stockholder and of the beneficial owner, if any; the class and series and number of shares of each class and series of the Company’s capital stock that are owned beneficially or of record by that stockholder or by the beneficial owner, if any; a description of all arrangements, agreements or understandings between that stockholder or any beneficial owner and any other person in connection with the nomination and any material interest of that stockholder in the nomination; information as to derivatives, swaps, options, short positions, stock borrowing or lending and transactions or arrangements that increase or decrease voting power or pecuniary interest; a representation that the stockholder is a holder of record of our stock entitled to vote at the annual meeting of stockholders and that the stockholder intends to appear in person or by proxy at such annual meeting to bring that nomination before such annual meeting; and any other information relating to the stockholder or beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitations of proxies for the election of directions pursuant to Section 14 of the Exchange Act.

As to each person, if any, whom the stockholder proposes to nominate for election or reelection to our Board of Directors, the notice must set forth the name, age, business and residence addresses, and the principal occupation and employment of the person, the class and securities and number of shares of each class and series of the Company’s capital stock which are owned beneficially or of record by the person, information as to derivatives, swaps, options, short positions, stock borrowing or lending and transactions or arrangements that increase or decrease voting power or pecuniary interest and any other information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships between or among such stockholder and beneficial owner, if any, and each proposed nominee.

If the notice does not contain all of the information specified in Article II, Section 5 of our Amended and Restated By-Laws, the proposed business will not be transacted at an annual meeting of stockholders. Such By-Law provisions are not intended to affect any rights of stockholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

By Order of Our Board,

Stacey K. Geer

Corporate Secretary

Duluth, Georgia

April 6, 2015

Primerica 2015 Proxy Statement	73

ANNEX A

Reconciliation of GAAP and Non-GAAP Financial Measures

We report the Company’s financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). In addition, we present certain non-GAAP financial measures that exclude the impact of certain items because they are considered unusual and not indicative of our ongoing operations. Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business. These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Reconciliations of non-GAAP to GAAP financial measures are set forth below.

	Fiscal 2014	Fiscal 2013
	(In millions)
Total revenues	$1,340.0	$1,230.5
Operating revenues reconciling items:
Realized investment (gains) losses, including other than temporary impairments	0.3	(6.2)

Operating revenues	$1,340.3	$1,224.3

	Fiscal 2014	Fiscal 2013
	(In millions)
Net income	$181.4	$162.7
Less income from discontinued operations, net of income taxes	1.6	4.0

Income from continuing operations	179.8	158.7

Net operating income reconciliations:
Realized investment (gains) losses, including other than temporary impairments	0.3	(6.2)
Other operating expense — Florida Retirement System settlements	—	15.7
Other operating expense — Co-CEO transition agreements	4.2	—
Other operating expense — IPO equity awards	—	3.2
Tax impact of operating income reconciling items at effective tax rate	(1.5)	(4.4)

Net operating income	$182.8	$167.0

Primerica 2015 Proxy Statement	A-1

ANNEX A

	Fiscal 2014	Fiscal 2013
Basic earnings per share	$3.29	$2.87
Net after-tax impact of operating adjustments and discontinued operations	0.02	0.07

Basic operating earnings per share	$3.31	$2.94

	Fiscal 2014	Fiscal 2013
Diluted earnings per share	$3.29	$2.83
Net after-tax impact of operating adjustments and discontinued operations	0.02	0.07

Diluted operating earnings per share	$3.31	$2.90

	Fiscal 2014	Fiscal 2013
	(Dollars in millions)
Average stockholders’ equity	$1,271.1	$1,224.6
Average unrealized net investment gains recorded in stockholders’ equity, net of tax	(79.0)	(86.7)

Average adjusted stockholders’ equity	$1,192.1	$1,137.9

Net operating income return on average adjusted stockholders’ equity	15.3%	14.7%

A-2	Freedom Lives Here™

LOCATION FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

PRIMERICA, INC.

Wednesday, May 20, 2015 at 10:00 a.m., local time

Primerica Theater

One Primerica Parkway

Duluth, Georgia 30099

From downtown Atlanta:

•	Take I-85 North to GA-120 — Exit 105 towards Duluth

•	Continue 2.5 miles on access road towards Duluth and take GA 120W exit

•	Continue to third stoplight on GA-120W (0.5 miles) and make a right turn onto Primerica Parkway

•	Continue to second roundabout and go left, then make a right turn into the Primerica complex

Please note that attendance at the Annual Meeting will be limited to stockholders of Primerica, Inc. as of the record date, members of their immediate family or their named representatives.

PRIMERICA, INC. 1 PRIMERICA PARKWAY DULUTH, GA 30099

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 19, 2015. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 19, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M83681-P61369            KEEP THIS  PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PRIMERICA, INC.			(Proposal 1)			To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
			For	Withhold	For All
The Board of Directors recommends you vote FOR Proposals 1 and 2:			All	All	Except
1.	To elect the following directors:		☐	☐	☐
Nominees:
	01) John A. Addison, Jr.	07) Robert F. McCullough
	02) Joel M. Babbit	08) Beatriz R. Perez
	03) P. George Benson	09) D. Richard Williams
	04) Gary L. Crittenden	10) Glenn J. Williams
	05) Cynthia N. Day	11) Barbara A. Yastine
06) Mark Mason

		For	Against	Abstain

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2015.	☐	☐	☐

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR proposals 1 and 2. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in his or her discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Annual Meeting of Stockholders

May 20, 2015

10:00 a.m.

Primerica Theater, 1 Primerica Parkway, Duluth, GA 30099

The doors will open at 9:30 a.m.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M83682-P61369

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

PRIMERICA, INC.

The undersigned hereby appoints Peter W. Schneider and Glenn J. Williams, and each of them, with the power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of PRIMERICA, INC. common stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m., local time, May 20, 2015 at the Company’s Theater or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1 AND FOR PROPOSAL 2 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be marked, dated and signed, on the other side)